EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
BIONANO GENOMICS, INC.
ALTA MERGER SUB, INC.
LINEAGEN, INC.
and
MICHAEL S. PAUL PH.D.,
Solely in its capacity as the Representative
Dated as of August 21, 2020

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 21, 2020, is entered into by and among Bionano Genomics, Inc., a Delaware corporation (the “Parent”), Alta Merger Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of the Parent (the “Purchaser”), Lineagen, Inc., a Delaware corporation (the “Company”), and Michael S. Paul, Ph.D., solely in his capacity as the Representative. The Parent, the Purchaser, the Company and Representative are collectively referred to herein as the “Parties”.
WHEREAS, the Purchaser and the Company desire for the Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, to effectuate such acquisition, the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger (the “Merger”); and
WHEREAS, prior to the execution of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, the Company has obtained and delivered to Parent a true, correct and complete copy of an irrevocable written consent in the form attached hereto as Exhibit A (the “Executed Written Consent”) of (i) the holders of at least eighty percent (80%) of the outstanding Company Common Stock and the Company Preferred Stock voting together as a single class on an as converted basis; (ii) a majority of the outstanding Company Preferred Stock (voting together as a single class on an as converted basis); and (iii) the holders of at least sixty-six percent (66%) of the outstanding Series C-1 Preferred Stock (voting as a separate class), adopting, among other things, this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
Article I.

DEFINITIONS
i.Certain Definitions
. The following terms, when used in this Agreement and the Exhibits, Schedules, and other documents delivered in connection herewith, have the meanings assigned to them in this Section 1.1.
“Affiliate” when used with respect to any party means any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
“Anti-Corruption/AML Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the U.S. Domestic Bribery Statute (18 U.S.C. § 201), the U.S. Travel Act (18 U.S.C. § 1952), the UK Bribery Act of 2010, the UK Proceeds of Crime Act 2002, the USA PATRIOT Act, and all other applicable anti-bribery, anti-corruption, anti-kickback, anti-money laundering, anti-terrorist financing, anti-fraud, anti-embezzlement, or conflict of interest Laws in all of the jurisdictions in which the Company has operations, including without limitation the Anti-

Bribery Laws of the People’s Republic of China or any Laws of similar effect, and the related regulations and published interpretations thereunder.
“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of Delaware or in the State of Utah are authorized or required to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136.
“Closing Assumed Liabilities” means an amount, as determined in accordance with GAAP and without duplication, equal to the sum of (i) all liabilities of the Company, including, but not limited to, all accounts payable, accrued or deferred expenses, payroll liabilities, Tax liabilities, deferred revenue, dividends payable or other similar obligations or current liabilities (excluding (A) Company Transaction Costs, (B) Closing Date Indebtedness, (C) Company Trade Liabilities and (D) liabilities and obligations pursuant to capital leases not classified as current liabilities in accordance with GAAP) as of the Closing Date, (ii) Closing Date Indebtedness, (iii) Company Trade Liabilities, and (iv) Parent Closing Cash Payments, in each case, to the extent not paid at or prior to Closing, including pursuant to Section 3.5(d), and as adjusted for any settlements thereof; provided that, notwithstanding anything to the contrary, all (1) accrued commissions, bonuses, vacation, sick time, paid time off and similar employee entitlements and (2) unpaid Pre-Closing Taxes (other than Transaction Payroll Taxes included in Company Transaction Costs) shall be treated as liabilities taken into account in the calculation of Closing Assumed Liabilities.
“Closing A/R and Cash” means the sum of all cash and cash equivalents of the Company and accounts receivable of the Company as of the Closing, as computed in accordance with GAAP.
“Closing Date Indebtedness” means the Indebtedness of the Company as of the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company Convertible Notes” means the Company Series D Convertible Notes and the Company Series E Convertible Notes.
“Company Data” means all data (including Personal Data) collected, generated, received or stored or otherwise Processed by the Company in the operation of its business.
“Company Material Adverse Effect” means any change, occurrence, event, circumstance, development or effect that, individually or in the aggregate with all other changes, occurrences, events, circumstances, developments or effects occurring that has a material adverse effect on the business, assets, liabilities, capitalization, financial condition or results of operations of the Company; provided, however, that none of the following shall be deemed either alone or in combination with any of the following to constitute a Company Material Adverse Effect: (i) any adverse effect that results from general economic, business, financial or market conditions; (ii) any adverse effect that results from conditions in any of the industries or industry sectors in which the Company operates; (iii) any adverse effect resulting from any act of terrorism, war, national or international calamity pandemic, epidemic or disease outbreak (including the COVID-19 Pandemic); (iv) any adverse effect resulting from any changes in GAAP; or (v) any failure to meet internal projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (except that the underlying causes, facts and circumstances of such failure may, to the extent not otherwise described in clauses (i) through (iv), constitute, or be taken into account in determining whether there is, or has been, a Company Material Adverse Effect); provided, however, that any adverse effect referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent that such adverse effect has a disproportionate effect on the Company compared to companies in the industries in which the Company conducts its businesses. For the avoidance of doubt, the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph.
“Company Series D Convertible Notes” means the outstanding convertible promissory notes of the Company issued pursuant to the (a) that certain Note and Warrant Purchase Agreement, dated May 25, 2018, by and among Lineagen, Inc. and the persons and entities named on the Schedule of Purchasers attached thereto, (b) that certain Note and Warrant Purchase Agreement, dated July 19, 2018, by and among Lineagen, Inc. and the persons and entities named on the Schedule of Purchasers attached thereto, (c) that certain Note and Warrant Purchase Agreement, dated December 13, 2018, by and among Lineagen, Inc. and the persons and entities named on the Schedule of Purchasers attached thereto and (d) that certain Note and Warrant Purchase Agreement, dated February 12, 2019, by and among Lineagen, Inc. and the persons and entities named on the Schedule of Purchasers attached thereto; as amended by (i) that certain Amendment No. 1 to Convertible Promissory Notes, dated November 20, 2018, (ii) that certain Omnibus Amendment No. 2 to Convertible Promissory Notes, dated February 12, 2019, (iii) that certain Omnibus Amendment No. 3 to Convertible Promissory Notes, dated May 30, 2019, and (iv) that certain Omnibus Amendment No. 4 to Convertible Promissory Notes, dated April 15, 2020.
“Company Series E Convertible Notes” means the outstanding convertible promissory notes of the Company issued pursuant to that certain Note and Warrant Purchase Agreement, dated May 30, 2019, by and among Lineagen, Inc. and the persons and entities named on the Schedule of Purchasers attached thereto; as amended by that certain Amendment No. 1 to Note Purchase Agreement, dated October 9, 2019 and that certain Omnibus Amendment No. 4 to Convertible Promissory Notes, dated April 15, 2020.
“Company Trade Liabilities” means the liabilities, obligations or commitments incurred and payable by the Company (other than Company Transaction Costs, Indebtedness and obligations, liabilities or commitments incurred in connection with the PPP Loan) in the amounts and to the service providers and trade creditors of the Company (the “Trade Creditors”) listed on Section 1.1 of the Company Disclosure Schedule.
“Company Transaction Costs” means all costs, fees, expenses, payments, or expenditures of the Company incurred, but not paid, at or prior to the Closing (whether or not invoiced) in connection with this Agreement and the consummation of the transactions contemplated hereby, including: (a)(i) fees and expenses of advisors, investment bankers, lawyers and accountants arising out of, relating to or incidental to the discussion, evaluation, financing, negotiation and documentation of the transactions contemplated hereby; (ii) any broker’s, finder’s, financial advisor’s or other similar fee, bonus or commission; (iii) all payments to current or former directors, officers, employees and consultants arising out of, or in connection with, the transactions contemplated hereby (other than (A) any such amounts that become payable post-Closing due to actions taken with respect to such individuals at or after the Closing by Parent, the Surviving Corporation or any of their respective Affiliates, and/or (B) any and all severance payments that are payable in connection with or as a result of the termination of any employee(s) of the Company on or prior to the Closing who the Parent or the Purchaser requested be terminated on or prior to the Closing); (iv) Transaction Payroll Taxes or (v) fees and expenses related to the obtaining of any third-party vendor consent to be obtained in connection with the transactions contemplated hereby, and (b) that arise or are expected to arise, are triggered or become due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger or any of the other transactions contemplated hereby, other than as a result of actions taken by Parent or its Affiliates following the Closing; provided, however, “Company Transaction Costs” shall not include (x) any fees or other compensation payable to the Escrow Agent, which shall be paid solely by Parent pursuant to Section 3.4 of the Escrow Agreement, (y) any obligations, liabilities or commitments incurred in connection with the PPP Loan, including, without limitation, repayment obligations that arise or are expected to arise, are triggered or become due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger or any of the other transactions contemplated hereby, or (z) any costs, fees or expenses, including audit or accounting costs, incurred or payable by the Surviving Corporation arising from or relating to any statements, reports, schedules, forms or other documents (including exhibits and schedules thereto and all other information incorporated by reference), required to be filed or furnished with the SEC by Parent or any of its Subsidiaries or otherwise comply with SEC rules following the Closing.
“Contract” means any contract, agreement, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other legally binding commitment (including any binding plan, arrangement or agreement in principle), whether written or oral.
“COVID-19” means the 2019 Novel Coronavirus or 2019-nCoV.
“COVID-19 Pandemic” means the outbreak of the disease caused by COVID-19 and which was declared a pandemic on March 11, 2020 by the World Health Organization.
“Deferred Payroll Taxes” means the “applicable employment taxes” (as defined in Section 2302(d) of the CARES Act) payable by the Company that (x) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (y) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, calculated without giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owned.
“DGCL” means the Delaware General Corporation Law.
“Employee Benefit Plan” means each plan, program, policy, practice, Contract, agreement or other arrangement providing for direct or indirect compensation, severance benefits (including redundancy), notice or termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension benefits, retirement benefits, profit-sharing benefits, savings benefits, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, repatriation or expatriation benefits, tax gross ups, welfare benefits, part time and early retirement scheme fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, qualified or nonqualified, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is or has been maintained, sponsored, contributed to, or required to be contributed to, by the Company for the benefit of any for any current or former employees, directors, independent contractors, consultants or other persons engaged by the Company or under which the Company has any liability.
“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or other legal entity.
“Environmental Law” means any federal, state or local Law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to: (a) the treatment, storage, disposal, release, manufacture, use, discharge, emission, generation and transportation of industrial, toxic, infectious, biological, radioactive or Hazardous Materials or substances or solid, medical, mixed or hazardous waste; (b) air, water, soil and noise pollution or contamination; and (c) the protection of wild life, marine life and wetlands, including all endangered and threatened species.
“ERISA Affiliate” means any Entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.
“Escrow Agent” means Wilmington Trust, N.A.
“Fraud” means, with respect to any Person, common law fraud under the common law of the State of Delaware against such Person based on a representation or warranty in this Agreement.
“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Capitalization), Section 4.4(a)-(c) (Authority; No Conflict; Required Filings and Consents) (other than Section 4.4(b)(ii)), Section 4.26 (Brokers; Schedule of Fees and Expenses), Section 5.1 (Organization, Standing and Power), Section 5.2(a)-(b) (Authority; No Conflict; Required Filings and Consents) (other than Section 5.2(b)(ii)), and Section 5.5 (Brokers).
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governmental Entity” means a foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental, regulatory or administrative authority, agency, commission or instrumentality; provided that no Payor acting in its capacity as such shall be deemed a Governmental Entity.
“Hazardous Materials” means any substance that is: (a) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and all regulations promulgated hereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164, Subparts A and E), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160 and 164, Subparts A and C), and the Breach Notification Standards (45 C.F.R. Part 164 Subpart D), all as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH Act).

“Indebtedness” means, without duplication, any obligations of the Company: (a) for borrowed money, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), from a financial institution, employee, Affiliate or other Person (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs); (b) evidenced by any note, bond, debenture or other debt security; (c) for or on account of leases required to be capitalized in accordance with GAAP; (d) any obligations of a person other than the Company secured by a Lien (other than Permitted Liens) against any of the assets of the Company, whether or not obligations secured thereby will have been assumed; (e) for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions; (f) under any of its cash accounts, overdraft accounts, currency or interest rate swap, hedge or similar protection device; (g) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the Ordinary Course of Business); (h) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or payable in respect of any of the foregoing on prepayment, as a result of the consummation of the Merger or any of the other transactions contemplated hereby or in connection with any lender consent and (i) all obligations of the types described in clauses (a) through (h) above of any person other than the Company, the payment of which is guaranteed, directly or indirectly, by the Company. For the avoidance of doubt, “Indebtedness” shall not include obligations of the Company pursuant to the U.S. Small Business Administration Paycheck Protection Program Note, dated April 22, 2020, by and between the Company and Silicon Valley Bank (the “PPP Loan”).
“Knowledge” means, with respect to the Company, the actual knowledge, after reasonable investigation, of Michael S. Paul, Ph.D.
“Law” means, with respect to any Person, any federal, state, local, municipal, or foreign laws, statutes, regulations, rules, executive order, injunction, judgment, order, award, decree, ruling, consent agreements, constitutions, treaties, codes, ordinances or other legally binding requirements enacted, adopted, issued, implemented, promulgated or otherwise put into effect by or under the authority of any Governmental Entity that is binding on such Person, including common law.
“Lien” means any charge, claim, encumbrance, community property interest, lien, mortgage, option, pledge, and security interests of any kind or nature whatsoever.
“Open Source Materials” means all Software and other material that is distributed as “free software,” “open source software” or under a similar open source licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.
“Ordinary Commercial Agreement” means any customary commercial agreement entered into in the Ordinary Course of Business, such as a credit agreement or property lease, no primary purpose of which is related to the sharing, apportionment or allocation of Taxes.
“Ordinary Course of Business” means (a) prior to March 1, 2020, the ordinary course of business of the Company consistent with past practice; and (b) on or after March 1, 2020, the commercially reasonable operation of the business of the Company, including after taking into consideration the impact of the COVID-19 Pandemic and any quarantine, “shelter in place”, “stay at home”, workforce reduction, shut down, closure or any other Law, order or directive having the force of Law by any Governmental Entity in connection with or in response to the COVID-19 Pandemic, including the CARES Act.
“Parent Common Stock” means the Common Stock, $0.0001 par value per share, of Parent.
“Parent Consideration Shares” means (i) the sum of (a) $5,000,000, minus (b) the amount (if any) by which the Closing Assumed Liabilities plus the Company Transaction Costs (in each case, to the extent not paid at or prior to Closing) minus 50% of Closing A/R and Cash exceeds Target Assumed Liabilities, plus (c) the amount (if any) by which the Closing Assumed Liabilities plus the Company Transaction Costs (in each case, to the extent not paid at or prior to Closing) minus 50% of Closing A/R and Cash is less than Target Assumed Liabilities, divided by (ii) the Parent Trading Price, as adjusted pursuant to Section 3.5(c).
“Parent Trading Price” means (a) if the Closing occurs on or before August 21, 2020, $0.8107, which is the volume weighted average price of one share of Parent Common Stock as reported on Nasdaq for the ten consecutive trading day period ending August 14, 2020, or (b) if the Closing does not occur on or before August 21, 2020, the volume weighted average price of one share of Parent Common Stock as reported on Nasdaq for the ten consecutive trading day period ending the third (3rd) trading day prior to the Closing Date, in each case, subject to appropriate adjustment in the event of any reclassification, share subdivision (including a reverse share split), share dividend or distribution, recapitalization, merger, issuer self-tender or exchange offer, or any other similar transaction affecting Parent Common Stock after the date hereof.
“Payor Programs” means all third party payor programs in which the Company participates (including, without limitation, Medicare, Medicaid, CHAMPUS/TRICARE, or any other federal or state health care programs, as well as Blue Cross and/or Blue Shield, managed care plans, or any other private insurance programs).
“Payors” means any third party payors who finance or reimburse the cost of health services provided by the Company pursuant to Payor Programs.
“Permit” means any franchise, license, approval, authorization, certificate of public convenience and necessity, waiver, certification or permit issued or granted by any Governmental Entity.
“Permitted Lien” means (a) carriers’, warehouseman’s, mechanics’, materialmen’s and repairmen’s liens which have arisen in the Ordinary Course of Business and securing obligations incurred prior to the Closing Date that are not delinquent and that will be paid and discharged in the Ordinary Course of Business, (b) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, that, singularly or in the aggregate, will not interfere with the ownership, use or operation of such real property, and (c) Liens for Taxes that (i) are not yet due and delinquent or (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and maintained on the face of the Company Balance Sheet.
“Personal Data” means information that (a) identifies, directly or indirectly, a natural person; and (b) any other information that is considered “personally identifiable information”, “personal information”, “protected health information”, “individual health information”, “personal data” or similar term under applicable Law (including all applicable Privacy and Security Laws).

“Pre-Closing Taxes” means, without duplication, (a) any and all Taxes (or the nonpayment thereof) attributable to the Company for all Pre-Closing Periods (including the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date), including any Deferred Payroll Taxes to the extent unpaid as of the Closing Date; (b) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation; (c) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or pursuant to any applicable Law, which Taxes relate to an event or transaction occurring before the Closing; and (d) any and all Taxes (whether or not arising in a Pre-Closing Period) of Creditors. For purposes of allocating Taxes with respect to any Tax period that includes but does not end on the Closing Date, the portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (i) in the case of property and other ad valorem taxes be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of calendar days during the portion of such Tax period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Tax period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.
“Privacy and Security Laws” means each Law applicable to privacy, integrity, availability or security of Personal Data such as the breach, retention, security, protection, disposal, international transfer or other Processing of Personal Data, by the Company, including, as applicable, (a) the EU Data Protection Directive 95/46/EC, the EU General Data Protection Regulation 2016/679, the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time, and any relevant national implementing legislation, and any substantially similar local legislation, (b) Laws regarding the Processing of Personal Data in direct marketing, e-mails, text messages or telemarketing, (c) Laws regarding the secure disposal of records containing Personal Data, (d) Laws regarding international data transfers and/or on-soil requirements of Personal Data, (e) Laws regarding incident reporting and data breach notification requirements with respect to Personal Data, (f) the Payment Card Industry Data Security Standard, (g) the California Consumer Privacy Act of 2018, (h) Laws regarding unfair or deceptive practices with respect to the Processing of Personal Data; (i) state consumer protection Laws with respect to the Processing of Personal Data, and (j) HIPAA and any similar state Laws related to the privacy and security of health information.
“Process”, “Processed” or “Processing” means, with respect to data (including Personal Data), the use, access, collection, processing, storage, recording, organization, adaption, modification, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.
“Registrations” means authorizations, approvals, licenses, Permits, franchises, certificates, or exemptions issued by any Governmental Entity held by the Company that are required for the conduct of the business by the Company as now being conducted.
“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing: (i) more than 50% of the voting power of all outstanding stock or ownership interests of such Entity; or (ii) the right to receive more than 50% of the net assets of such Entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such Entity.

“Target Assumed Liabilities” means an amount equal to $4,000,000.
“Tax Returns” means any and all reports, returns, or declarations filed or required to be filed with a Governmental Entity and relating to Taxes, including any schedule or attachment thereto, including any amendment thereof.
“Taxes” means any and all taxes, including, without limitation, income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, escheat or unclaimed property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes of any kind whatsoever, and any similar charges, fees, levies or other assessments, in each case, in the nature of taxes, imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
“Transaction Documents” means this Agreement together with any other agreements, instruments, certificates and documents executed in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby, including the Subscription Agreements and the Escrow Agreement.
“Transaction Payroll Taxes” means any employment or payroll Taxes (whether payable by the Parent, the Purchaser, or any Subsidiary of Parent on behalf of the Company), with respect to any change in control payments or other bonuses or other compensatory payments made in connection with the transactions contemplated by this Agreement.
“Transfer” means, with respect to any security, to sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer (including by gift or operation of law), dispose of, hypothecate or encumber, directly or indirectly, such security, or to enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such security.
Article II.

THE MERGER
i.The Merger
. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Purchaser shall merge with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger and as a wholly-owned Subsidiary of the Parent (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Purchaser in accordance with the DGCL.
ii.Closing

. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 12:00 p.m., Pacific Time, on the date hereof, or at such other time or date agreed to in writing by the Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Parties shall complete the Closing by electronic transfer of signature pages and wire transfer of immediately available funds to avoid the necessity of a physical Closing. To the extent a physical Closing is required, the Closing shall take place at the offices of Bass Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201.
iii.Effective Time
. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by the Parties in accordance with the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as the Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.
iv.Effects of the Merger
. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.
v.Certificate of Incorporation and Bylaws
. The Certificate of Incorporation of the Purchaser in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of the Purchaser in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.
vi.Directors and Officers
. The officers and directors of the Purchaser immediately prior to the Effective Time will be the initial officers and directors of the Surviving Corporation. The Company shall cause each member of the Board of Directors of the Company (the “Company Board”) and each officer of the Company to execute and deliver a letter effectuating his or her resignation as a director or officer of the Company, as the case may be, effective upon the Effective Time.
Article III.

CONVERSION OF SECURITIES IN THE MERGER
i.Effect of Merger on Capital Stock
. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, the Surviving Corporation or the holder of any of the following securities:
(1)each share of the Purchaser’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the same class of capital stock of the Surviving Corporation;

(2)each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company, including all shares of Company Capital Stock held by the Company as treasury stock, shall automatically be cancelled and retired, and no payment shall be made with respect thereto;
(3)each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 3.1(b) above) shall be automatically cancelled and extinguished and (other than, if applicable, with respect to any Dissenting Shares) no payment shall be made with respect thereto; and
(4)each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Preferred Stock to be cancelled pursuant to Section 3.1(b) above) shall be automatically cancelled and extinguished and (other than, if applicable, with respect to any Dissenting Shares) no payment shall be made with respect thereto.
ii.Treatment of Company Stock Options, Company Warrants and Company Convertible Notes.
(1)Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties, the Surviving Corporation or any holder of any Company Stock Option that is outstanding immediately prior to the Effective Time, each Company Stock Option whether vested or unvested shall be cancelled and no payment shall be made with respect thereto.
(2)Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties, the Surviving Corporation or any holder of any Company Warrant that is outstanding immediately prior to the Effective Time, each Company Warrant shall be cancelled and no payment shall be made with respect thereto.
(3)Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties, the Surviving Corporation or any holder of any Company Series D Convertible Note that is outstanding immediately prior to the Effective Time, each Company Series D Convertible Note shall be cancelled and no payment shall be made with respect thereto.
(4)Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties, the Surviving Corporation or any holder of any Company Series E Convertible Note that is outstanding immediately prior to the Effective Time, each Company Series E Convertible Note shall be treated in accordance with the Estimated Closing Statement, the Closing Payment Schedule and applicable Subscription Agreement.
(5)All dividends or other distributions declared and not paid at the Effective Time on or with respect to any shares of Company Capital Stock shall be deemed to have been cancelled at the Effective Time.
iii.Dissenting Shares
. Notwithstanding anything in this Agreement to the contrary, shares (the “Dissenting Shares”) of the Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who has complied in all respects with, the provisions of Section 262 of the DGCL shall not be subject to the treatment set forth in Sections 3.1(c) and (d), as the case may be, but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been cancelled as provided in Sections 3.1(c) and (d), as the case may be.
iv.Purchase Price
. The aggregate merger consideration to be paid or issued hereunder shall be an amount equal to the Parent Consideration Shares, the Parent Closing Cash Payments and any Closing Assumed Liabilities in excess of the Parent Closing Cash Payments (but up to the Target Assumed Liabilities) (the “Purchase Price”).
v.Payments at Closing.
(1)The Company has delivered to Parent a written schedule (the “Estimated Closing Statement”) setting forth (i) the name of each Creditor immediately prior to the Effective Time, (ii) the amount of Closing Date Indebtedness or other amount owed each Creditor, (iii) the amount of Indebtedness or other liability each Creditor shall have settled pursuant to a Subscription Agreements, (iv) the amount of Closing Assumed Liabilities (other than pursuant to clause “(iii)”) settled as of the Closing, (v) itemized cash payments in the aggregate of One Million Five Hundred Thousand Dollars and wire transfer instructions for the applicable payments of certain Indebtedness, Company Trade Liabilities and Company Transaction Costs by Parent on behalf of the Company at Closing (the “Parent Closing Cash Payments”), and (vi) the calculation of the Parent Consideration Shares, including in reasonable detail the Company’s good faith estimates of the (a) Company Transaction Costs, (b) Closing Assumed Liabilities, and (c) Closing A/R and Cash. The estimates of the Company Transaction Costs, Closing Assumed Liabilities and Closing A/R and Cash, in each case as set forth in the final Estimated Closing Statement delivered by the Company to Parent prior to the Closing, shall be referred to as the “Estimated Company Transaction Costs,” “Estimated Assumed Liabilities,” and “Estimated Closing A/R and Cash,” respectively.
(2)Within 120 calendar days following the Closing, Parent shall prepare and deliver to the Representative a written schedule (the “Closing Statement”) setting forth in reasonable detail its calculation of (i) the Company Transaction Costs, (ii) the Closing Assumed Liabilities and (iii) the Closing A/R and Cash, in each case, as determined pursuant to the applicable definitions set forth in this Agreement. The Closing Statement shall include such schedules and data with respect to the determinations set forth therein as may be appropriate to support the calculations set forth therein. Parent shall provide the Representative reasonable access, during regular business hours, in such a manner as to not interfere with the normal operation of Parent or the Surviving Corporation (subject to the execution of customary work paper access letters, if requested) to work papers and books and records relating to the preparation of the Closing Statement solely for the purpose of assisting the Representative in its review of the Closing Statement and the calculations contained therein. If the Representative disagrees with, which may be based on the Representative’s good faith determination that it does not have sufficient information to verify, the calculations in the Closing Statement, the Representative shall notify Parent of such disagreement or deficiency in writing (the “Dispute Notice”) within 45 days after delivery of the Closing Statement. The Dispute Notice must, to the extent known, set forth in reasonable detail (A) any item on the Closing Statement which the Representative believes in good faith has not been prepared in accordance with this Agreement which may be based on the Representative’s determination that it does not have sufficient information to verify such item, and (B) the Representatives’ alternative calculation of the Company Transaction Costs, the Closing Assumed Liabilities and/or Closing A/R and Cash, as the case may be, if the Representative determines in good faith that it has sufficient information to calculate such amounts, together with all relevant supporting documentation. Any item or amount that Representative does not dispute as provided above in the Dispute Notice within such 45-day period shall be final, binding and conclusive for all purposes hereunder. In the event any such Dispute Notice is timely provided, Parent and the Representative shall use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations included in the Closing Statement that were disputed in the Dispute Notice. If, at the end of such period, the Representative and Parent remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to a nationally recognized independent accounting firm, mutually acceptable to Parent and Representative, which shall not be the independent accountants of Parent or the Company (the “Dispute Auditor”). The Dispute Auditor shall determine, based solely on the written presentations by the Representative and Parent, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Dispute Notice. In rendering its decision, the Dispute Auditor shall adhere to and be bound by the provisions of this Section 3.5(b) and the applicable definitions set forth in this Agreement. The Dispute Auditor’s determination of the Company Transaction Costs, the Closing Assumed Liabilities and/or the Closing A/R and Cash, as applicable, shall be made within 45 days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to the Representative and Parent. A judgment of a court of competent jurisdiction selected pursuant to
Section 9.11 hereof may be entered upon the Dispute Auditor’s determination. The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 3.5(b) shall be the only recourse and remedy of the Parties against one another with respect to, those items and amounts that remain in dispute under this Section 3.5(b), and no Parent Indemnitee or Creditor Indemnitee shall be entitled to seek indemnification or recovery of any Losses, including attorneys’ fees or other professional fees incurred by Parent or the Representative, as applicable, in connection with any dispute governed by this Section 3.5(b). The Dispute Auditor shall allocate its fees and expenses between the
Parent and the Representative according to the degree to which the positions of the respective Parties are not accepted by the Dispute Auditor. The Representative and Parent shall, and shall cause their respective Affiliates and representatives to, cooperate in good faith with the Dispute Auditor, and shall give the Dispute Auditor access to all data and other information (or, in the case of data or other information not in the possession of such Party, use commercially reasonable efforts to cause such access to be provided) it reasonably requests for purposes of such resolution. In no event shall the decision of the Dispute Auditor assign a value to any item greater than the greatest value for such item claimed by either Parent or the Representative or lesser than the smallest value for such item claimed by either Parent or the Representative. Any determinations made by the Dispute Auditor pursuant to this Section 3.5(b) shall be final, non-appealable and binding on the Parties hereto, absent manifest error or fraud. Notwithstanding any provision herein to the contrary and for the avoidance of doubt, in no event shall Company

Transaction Costs, Closing Date Indebtedness or Closing Assumed Liabilities include (and the adjustments and payments contemplated by this Section 3.5 shall be determined without regard to) any obligations, liabilities or commitments incurred in connection with or relating to the PPP Loan, including, without limitation, repayment obligations that arise or are expected to arise, are triggered or become due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger or any of the other transactions contemplated hereby.
(3)“Adjustment Amount” means the net amount, which may be positive or negative, equal to: (i) (A) the Estimated Company Transaction Costs; minus (B) the Company Transaction Costs (as finally determined in accordance with Section 3.5(b)); plus (ii) (A) the Estimated Assumed Liabilities minus (B) the Closing Assumed Liabilities (as finally determined in accordance with Section 3.5(b)); plus (iii) (A) 50% of the Closing A/R and Cash minus (B) 50% of the Estimated Closing A/R and Cash (as finally determined in accordance with Section 3.5(b)). “Adjustment Shares” means a number of shares of Parent Common Stock equal to (i) the absolute value of the Adjustment Amount, divided by (ii) the Parent Trading Price. If the Adjustment Amount is a positive number, then the Parent Consideration Shares shall be increased by a number of shares of Parent Common Stock equal to the Adjustment Shares, and if the Adjustment Amount is a negative number, the Parent Consideration Shares shall be decreased by a number of shares of Parent Common Stock equal to the Adjustment Shares. If the Adjustment Amount is a positive number, then within five (5) Business Days after the final determination of the amount pursuant to Section 3.5(b), Parent shall issue a number of shares of Parent Common Stock equal to the Adjustment Shares to the Escrow Beneficiaries and deliver such shares to the Escrow Beneficiaries based on each such Escrow Beneficiary’s Pro Rata Portion. In furtherance of the foregoing payments, if the Adjustment Amount is a positive number, the Representative shall, not later than five (5) Business Days after the final determination of such amount pursuant to Section 3.5(b), deliver to Parent an updated Closing Payment Schedule (which need not be certified by an officer of the Company) setting forth the portion of such Adjustment Amount payable to each Escrow Beneficiary. If the Adjustment Amount is a negative number, Parent shall be entitled to recover a number of shares of Parent Common Stock equal to the Adjustment Shares solely from the Escrowed Shares, and, within five (5) Business Days after the final determination of such amount pursuant to Section 3.5(b), the Representative and Parent shall jointly instruct the Escrow Agent to either cancel or transfer to Parent (at Parent’s election) a number of the Escrowed Shares equal in value to such amount. Subject to the second to last sentence of Section 3.5(b), the Adjustment Amount, as finally determined pursuant to this Section 3.5, shall be final, non-appealable and binding on the Parties.
(4)At the Closing, the Parent shall:
(a)issue the Parent Consideration Shares (less the Escrowed Shares) to the holders of Closing Date Indebtedness and other service providers, vendors and suppliers of the Company (collectively, the “Creditors”) as set forth on and in accordance with the Estimated Closing Statement pursuant to the terms of subscription agreements executed and delivered by the Creditors (other than Silicon Valley Bank) and Parent concurrently herewith (the “Subscription Agreements”); and
(b)deposit 15% of the Parent Consideration Shares (the “Escrowed Shares”) with the Escrow Agent (the “Escrow Account”) under the terms of the escrow agreement executed and delivered by Parent, the Representative and the Escrow Agent concurrently herewith (the “Escrow Agreement”) as security for certain obligations of the holders, as of immediately prior to the Closing, of Company Series E Convertible Notes (the “Escrow Beneficiaries”) pursuant to Article VIII.

(5)At the Closing, the Parent shall pay, by wire transfer of immediately available funds the Parent Closing Cash Payments by wire transfer of immediately available funds in accordance with the Estimated Closing Statement and the payoff letters, settlement letters, invoices or other documentary evidence thereof from each of the applicable service providers, holders of Closing Date Indebtedness and Trade Creditors, as applicable.
(6)Promptly following Closing, Parent shall cause (a) evidence of book entry shares representing the Escrowed Shares to be delivered to the Escrow Agent pursuant to the Escrow Agreement and (b) evidence of book entry shares representing the Parent Consideration Shares (less the Escrowed Shares) to be delivered to the Escrow Beneficiaries, duly registered in the name of the Escrow Beneficiaries in accordance with the Closing Statement.
vi.Withholding
. The Parent, the Surviving Corporation, the Escrow Agent, and their respective agents, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as any of them reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Law; provided that unless the conditions of Section 7.1(g) or Section 7.1(f) have not been properly satisfied or the Closing Payment Schedule specifies that Taxes are required to be withheld, (a) before making any such deduction or withholding with respect to any consideration payable pursuant to the Subscription Agreement to a Creditor, Parent or the Surviving Corporation, as applicable, shall give the Representative notice of the intention to make such deduction or withholding, (b) Parent or the Surviving Corporation, as applicable, shall cooperate with each such Creditor (at such Creditor’s sole cost and expense) to the extent commercially reasonable in efforts to obtain reduction of or relief from such deduction or withholding and (c) Parent or the Surviving Corporation, as applicable, shall timely remit to the appropriate Governmental Entity any and all amounts so deducted or withheld. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made.
vii.Escrow.
(1)On the Closing Date, Parent shall deposit the Escrowed Shares with the Escrow Agent. The Escrowed Shares shall be available to (i) satisfy the indemnification obligations of the Escrow Beneficiaries to the Parent Indemnitees under Article VIII and (ii) make the adjustments contemplated by Section 3.5. The Escrowed Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrowed Shares shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any person, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. Each Escrow Beneficiaries shall contribute its Pro Rata Portion of the Escrowed Shares.
(2)The adoption of this Agreement and the approval of the Merger by the Company Stockholders, and the execution of the Subscription Agreements, shall constitute approval of the Escrowed Agreement and of all of the arrangements related thereto, including the placement of the Escrowed Shares into escrow.
Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth herein or in the disclosure schedule delivered by the Company to the Parent on the date of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to the Parent and the Purchaser as follows:
i.Organization, Standing and Power
. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 4.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that have not had, and would not reasonably be expected to result in, a material adverse effect on the Company. The Company has made available to the Parent copies of the Amended and Restated Certificate of Incorporation (as amended, the “Company Certificate of Incorporation”) and the Bylaws of the Company (the “Company Bylaws”) each as amended to date. The Company is not in material violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents.
ii.Capitalization.
(1)As of the date of this Agreement, the authorized capital stock of the Company consists of 70,000,000 shares of common stock, par value $0.001 per share (“Company Common Stock”) and 45,657,339 shares of preferred stock, $0.001 par value per share, 1,000 of which have been designated as “Series A Preferred Stock” (“Series A Preferred Stock”), 12,656,339 of which have been designated as “Series B Preferred Stock” (“Series B Preferred Stock”), and 33,000,000 of which have been designated as “Series C-1 Preferred Stock” (“Series C-1 Preferred Stock” and, collectively with the Series A Preferred Stock and the Series B Preferred Stock, the “Company Preferred Stock”). The Company Preferred Stock, together with the Company Common Stock, shall be referred to herein as the “Company Capital Stock”. As of the date of this Agreement: (i) 589,030 shares of Company Common Stock were issued and outstanding; (ii) no shares of Series A Preferred Stock were issued and outstanding; (iii) 12,576,339 shares of Series B Preferred Stock were issued and outstanding; (iv) 26,409,832 shares of Series C-1 Preferred Stock were issued and outstanding; and (v) no shares of Company Capital Stock were held in the treasury of the Company. The outstanding shares of Company Capital Stock are all duly and validly authorized and issued, fully paid and nonassessable. The rights and privileges of each class of the Company Capital Stock are as set forth in the Company Certificate of Incorporation. The stockholders listed in Section 4.2(a) of the Company Disclosure Schedule are the record and beneficial owners and holders of the outstanding shares of Company Capital Stock identified therein free and clear of all Liens other than restrictions on the Transfer of securities arising under federal and state securities Laws (the “Company Stockholders”).
(2)Section 4.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all plans or other arrangements under which Company Stock Options were granted (collectively, the “Company Stock Plans”), indicating for each Company Stock Plan, as of the close of business on the Business Day prior to the date of this Agreement, the number of shares of Company Common Stock issued to date under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan (such outstanding options, the “Company Stock Options”) and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule. The Company has made available to the Parent copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options. Section 4.2(b) of the Company Disclosure Schedule shows the type and number of shares of Company Capital Stock reserved for future issuance pursuant to warrants or other outstanding rights to purchase shares of Company Capital Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the “Company Warrants”) and the agreement or other document under which such Company Warrants were granted and sets forth a list of all holders of Company Warrants indicating the number and type of shares of Company Capital Stock subject to each Company Warrant, and the exercise price, the date of grant and the expiration date thereof. The Company has made available to the Parent copies of the forms of agreements evidencing all Company Warrants. For purposes of this Agreement, the Company Stockholders, the holders of Company Stock Options, Company Warrants and Company Convertible Notes shall be collectively referred to as the “Company Equityholders.”
(3)Section 4.2(c) of the Company Disclosure Schedules lists each of holder of a Company Convertible Note and the amount (principal and interest) owed to each holder under such Company Convertible Note. The Company has made available to the Parent copies of the forms of agreements evidencing all Company Convertible Notes.
(4)Except (x) as set forth in Sections 4.2(a), (b), (c) or (d) of the Company Disclosure Schedule and (y) as reserved for future grants under Company Stock Plans: (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; and (ii) there are no options, warrants, debt or equity securities, calls, rights, commitments or agreements of any character (other than this Agreement) to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, Transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Section 4.2(d) of the Company Disclosure Schedule, neither the Company nor any of its Affiliates is a party to or is bound by any, and to the Knowledge of the Company, there are no agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or Transfer (including agreements imposing Transfer restrictions) of any shares of capital stock or other equity interests of the Company. Except as set forth in Section 4.2(d) of the Company Disclosure Schedule and as contemplated by this Agreement, there are no registration rights agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company.
(5)Except as set forth in Section 4.2(e) of the Company Disclosure Schedule, all outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock subject to issuance as specified in Sections 4.2(b), (c) and (d) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Certificate of Incorporation or Company Bylaws or any agreement to which the Company is a party or is otherwise bound.
(6)Except as set forth in Section 4.2(f) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any other Entity.
(7)As of the Closing, all Company Stock Options, Company Warrants, Company Convertible Notes or other rights to acquire shares of Company Capital Stock pursuant to any Contract (other than this Agreement) to which the Company is a party or is otherwise bound, if any, shall have been terminated and of no further force or effect. The treatment of the Company Stock Options, Company Warrants, Company Convertibles Notes and Company Capital Stock in accordance with Article III complies with the Company Certificate of Incorporation and Company Bylaws and terms of the applicable Company Stock Options, Company Warrants and Company Convertible Notes (including compliance or valid waiver of notice provisions therein).
iii.No Subsidiaries; Officers and Directors
. The Company does not have, and has never had, any Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business Entity. The Company is not a participant in any joint venture, partnership, or similar arrangement. Section 4.3 of the Company Disclosure Schedule sets forth a list of all officers and directors of the Company.
iv.Authority; No Conflict; Required Filings and Consents.
(1)The Company has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party, and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the acceptance of the Certificate of Merger by the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except: (i) as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally; and (ii) insofar as the availability of equitable remedies may be limited by applicable Law.
(2)The execution and delivery of this Agreement and the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated by this Agreement by the Company do not, and shall not: (i) conflict with, or result in any violation or breach of, any provision of the Company Certificate of Incorporation or Company Bylaws; (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, revocation, invalidation, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent, approval or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Liens, other than Permitted Liens, on the assets of the Company under any of the terms, conditions or provisions of any Company Material Contract; or (iii) conflict with or violate in any material respect any Permit, judgment, injunction, order, decree, or other Law applicable to the Company or any of its properties or assets.
(3)No consent, approval, license, Permit, order or authorization of, or Registration, declaration, notice or filing with, any Governmental Entity, including with respect to any federal or state laboratory license or accreditation, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; and (ii) such other consents, licenses, Permits, orders, authorizations, filings, approvals and Registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.
(4)The affirmative vote for adoption of the Agreement and the Merger by the holders of: (i) a majority of the outstanding Company Common Stock and the Company Preferred Stock voting together as a single class on an as converted basis; (ii) a majority of the outstanding Company Preferred Stock (voting together as a single class on an as converted basis); and (iii) the holders of at least sixty-six percent (66%) of the outstanding Series C-1 Preferred Stock (voting as a separate class), are the only votes of the holders of any class or series of the Company Capital Stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. The Company Board has unanimously (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that in its opinion the Merger is advisable to and in the best interest of the Company, and (iii) recommended that the Company Stockholders approve this Agreement and the Merger, all in accordance with the DGCL. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
v.Financial Statements.
(1)Section 4.5 of the Company Disclosure Schedule contains true and correct copies of: (i) the audited balance sheet of the Company as of December 31, 2019, and the related statements of income, changes in stockholders equity and cash flows (including related notes and schedules, if any) for the year ending December 31, 2019; and (ii) the unaudited balance sheet of the Company as of May 31, 2020 (the “Company Balance Sheet” and such date, the “Company Balance Sheet Date”), and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the five (5) month period ended May 31, 2020. The financial statements described in this Section 4.5 are collectively referred to as the “Company Financial Statements”. Except as set forth in Section 4.5 of the Company Disclosure Schedule, such Company Financial Statements: (x) fairly present in all material respects the financial condition and the results of operations of the Company as of the respective dates of and for the periods referred to in such Company Financial Statements, all in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved; and (y) reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial condition of the Company at the respective dates of the balance sheets contained in the Company Financial Statements and the results of operations for the periods ended on each balance sheet date, subject, in each case to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes.
(2)The Company maintains a system of internal accounting controls designed in all material respects to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformance with GAAP and to maintain accountability for assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company is not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
vi.No Undisclosed Liabilities.
(1)Except for matters reflected or reserved against in the Company Financial Statements or otherwise disclosed in Section 4.6 of the Company Disclosure Schedule, the Company has no obligations or liabilities of any nature that would have been required to be disclosed on the face of the Company Balance Sheet in accordance with GAAP, except for: (a) liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet; (b) the Indebtedness listed on Section 4.9 of the Company Disclosure Schedule, (c) obligations and liabilities pursuant to the PPP Loan, and (d) the Company Trade Liabilities and the Company Transaction Costs listed on Section 4.6(a) of the Company Disclosure Schedule and any other payment listed on the Estimated Closing Statement or the Closing Statement.
(2)The Company’s application for the PPP Loan, including all representations and certifications contained therein, was true, correct and complete in all material respects and was otherwise completed in accordance with all applicable Laws and guidance issued in respect of the Paycheck Protection Program in all material respects. The Company has used the proceeds of the PPP Loan solely for the purposes permitted by the CARES Act, all applicable Laws and guidance, and has complied in all material respects with all requirements of the CARES Act and Paycheck Protection Program in connection therewith.
vii.Absence of Certain Changes or Events
. Since the Company Balance Sheet Date, the Company has conducted its business only in the Ordinary Course of Business and, since such date, (a) there has not been any change, event, circumstance, development or effect that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect and (b) the Company has not:
(1)amended the Company Certificate of Incorporation or the Company Bylaws or authorized the same;
(2)split, combined or reclassified any Company Capital Stock; issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock not reflected on Section 4.2 of the Company Disclosure Schedule; declared, set aside, or paid any dividend or made any distribution (whether in cash or in kind) with respect to any Company

Capital Stock or redeemed, purchased, or otherwise acquired, directly or indirectly, any Company Capital Stock;
(3)issued, delivered, transferred or sold, or authorized to issue, deliver, Transfer or sell, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, calls, conversion rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, or authorized or proposed any change in its equity capitalization or capital structure not reflected on Section 4.2 of the Company Disclosure Schedule;
(4)entered into or adopted any plan or agreement (other than this Agreement) of complete or partial liquidation, restructuring, recapitalization or dissolution, or filed a voluntary petition in bankruptcy or commenced a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Indebtedness in bankruptcy or other similar Laws;
(5)incurred any Indebtedness for borrowed money, or guaranteed any such Indebtedness, or issued or sold any debt securities or guarantee any debt securities of others;
(6)made any capital expenditures, capital additions or capital improvements, in excess of $100,000 per fiscal quarter;
(7)knowingly waived any material right of the Company under any Company Material Contract;
(8)acquired or agreed to acquire by merging with, or by purchasing a portion of the stock or material assets of, or by any other manner, any business or any Entity;
(9)(i) initiated any new line of business, or (ii) made any loan or capital contribution to any person (other than business-related advances to its employees in the Ordinary Course of Business);
(10)terminated, cancelled or failed to maintain or renew any material Permit;
(11)sold, assigned or otherwise disposed of, leased or exclusively licensed any properties or assets of the Company which are material to the Company;
(12)(i) sold, assigned, transferred, licensed, abandoned or otherwise disposed of any Owned Company Intellectual Property, or (ii) acquired, in-licensed or otherwise obtained any right, title or interest in or to any pending or issued patents, inventions, patent disclosures or other material Intellectual Property from any other person (other than, with respect to each of clauses (i) and (ii), non-exclusive licenses or other non-exclusive grants of rights entered into in the Ordinary Course of Business or Intellectual Property acquired, in-licensed or otherwise obtained pursuant to licenses or agreements identified in Section 4.11(b) of the Company Disclosure Schedules);
(13)except as disclosed on Section 4.12(a) of the Company Disclosure Schedule, entered into any Company Material Contract, amended or modified in any material respect any Company Material Contract or terminated any Company Material Contract;
(14)(i) entered into or amended in any material respect the terms of any employment agreement, consulting agreement, or independent contractor agreement, or (ii) entered into or amended the terms of any Contract providing for severance, retention payment, change of control, bonus, or other similar payment to any employee, consultant, or independent contractor, or otherwise promised, made, or granted any such severance, retention payment, change of control, bonus, or other similar payment;
(15)hired any employee or engaged any consultant or independent contractor, or terminated the employment or engagement of any employee, consultant, or independent contractor;
(16)increased or modified the compensation of any employee, consultant, or independent contractor, or otherwise altered the terms and conditions of employment for any current employee;
(17)recognized, or entered into, any Contract or other agreement with any labor organization, except as otherwise required by Law;
(18)made any material election in respect of Taxes (other than any such election made as part of a Tax Return filing in the Ordinary Course of Business and consistent with past practice), revoked or changed any material election in respect of Taxes, changed an annual Tax accounting period, adopted or changed any material accounting method in respect of Taxes, filed any amended Tax Return, entered into any Tax allocation, sharing or indemnity agreement (other than an Ordinary Commercial Agreement), settled any claim or assessment in respect of Taxes, surrendered or abandoned any right to claim a material refund of Taxes, or consented to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes; or
(19)except as contemplated by this Agreement, including settlements and releases with Creditors and other persons receiving Parent Consideration Shares or any portion of the Parent Closing Cash Payments, as applicable, waived or released in writing, assigned, commenced, settled or agreed to settle any legal proceeding against the Company, other than waivers, releases, compromises or settlements (i) in the Ordinary Course of Business (ii) that involved only the payment of monetary damages not in excess of $25,000 in the aggregate and (iii) that did not include the imposition of equitable relief on, or the admission of wrongdoing by, the Company.
viii.Taxes.
(1)The Company has filed all income and other material Tax Returns that the Company was required to file, and all such Tax Returns were true, correct and complete in all material respects. The Company has paid all Taxes that were due and payable. All Taxes that the Company was required to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, customer, creditor, stockholder or other third party, including but not limited to under any Company Employee Plan, have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity. Since the Company Balance Sheet Date, the Company has not incurred any liability for Taxes outside the Ordinary Course of Business.
(2)The Company has made available to the Parent: (i) complete and correct copies of all income and other material Tax Returns of the Company for all taxable periods ending on or after December 31, 2016; and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(3)There is no dispute or claim concerning any Tax liability of the Company pending with or, to the Knowledge of the Company, threatened by, any Governmental Entity. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened. The Company has not been informed in writing by any jurisdiction that the jurisdiction believes that the Company is or may be required to file any Tax Return or pay Taxes that were not filed or paid. The Company has not: (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes; or (ii) requested any extension of time within which to file any Tax Return (other than an automatic extension obtained in the Ordinary Course of Business not exceeding six months), which Tax Return has not yet been filed. The Company is not subject to Tax in any jurisdiction outside of the United States.
(4)The Company is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement or any agreement obligating, or purporting to obligate, the Company to pay the Taxes of any other person (in each case, other than an Ordinary Commercial Agreement). The Company is not, and never has been, a member of an affiliated group filing a U.S. federal income Tax Return. The Company has no liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law); (ii) as a transferee or successor; or (iii) otherwise. The Company is not a party to any joint venture, partnership or other Contract or arrangement, in each case, that could reasonably be treated as a partnership for Tax purposes.
(5)There are no Liens with respect to Taxes upon any of the assets or properties of the Company, other than Liens for Taxes that are not yet due and payable.
(6)The Company has not made any payment, is not obligated to make any payment, and is not a party to any agreement (including this Agreement) that could obligate it to make any payment, in each case, that would constitute an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code). For purposes of this representation, it shall be assumed that any payments made by the Parent, the Purchaser or, for any period beginning after the Effective Time, the Surviving Corporation are not described in Section 280G(b)(2)(A)(i).
(7)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period ending after the Closing Date as a result of any: (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law); (iv) installment sale or open transaction disposition made prior to the Closing; (v) election under Section 108(i) of the Code (or similar provision of U.S. state, local or non-U.S. Tax Law) made prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) forgiveness of a loan entered into on or prior to the Closing Date as described in IRS Notice 2020-32 or any successor guidance. The Company uses the accrual method of accounting for income Tax purposes.
(8)The Company does not, and never has had, any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other business Entity for U.S. federal income

Tax purposes. The Company is and always has been a domestic corporation taxable under subchapter C of the Code for U.S. federal income tax purposes.
(9)The Company is not, and never has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the. None of the Company nor any of its predecessors has been a party to any transaction intended to qualify under Section 355 of the Code.
(10)The Company has not participated in any “reportable transaction” as defined in Section 6707A(c) of the Code or the Treasury Regulations promulgated thereunder.
(11)The Company has not availed itself of relief pursuant to Sections 2301 or 2302 of the CARES Act or any similar federal, state, local or foreign Law.
(12)The Company has made available to Parent complete and accurate copies of any written memoranda prepared by, or on behalf of, the Company regarding whether any of the tax attribute carryforwards of the Company (including, but not limited to, net operating losses and tax credits) are subject to limitation pursuant to Sections 382, 383 or 384 of the Code.
(13)Notwithstanding any provision herein to the contrary, nothing in this Section 4.8 or otherwise in this Article IV shall be construed as a representation or warranty, including for purposes of Section 8.1(a), with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of the Company in any taxable period (or portion thereof) beginning after the Closing Date or (ii) except for the representations in Sections 4.8(d), 4.8(f), 4.8(g), 4.8(h), 4.8(i), 4.8(j) and 4.8(k), any Taxes with respect to taxable periods (or portions thereof) beginning after the Closing Date.
ix.Indebtedness
. Section 4.9 of the Company Disclosure Schedule sets forth a list and description of all outstanding Indebtedness of the Company as of the date of this Agreement.
x.Owned and Leased Real Properties.
(1)The Company does not own and never has owned any real property.
(2)Section 4.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company (collectively “Company Leases”) and the location of the premises. Neither the Company nor, to the Knowledge of the Company, any other party to any Company Lease, is in material default under any of the Company Leases. Each of the Company Leases is in full force and effect and is valid, binding and enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. The Company does not sublease or license any real property to any person. The Company has made available to Parent copies of all Company Leases. The Company’s quiet enjoyment of the real property under the Company Leases has not been disturbed in any material respect. As of the date of this Agreement, the Company has not received written notice of (a) default under, or intention to terminate or not renew, any Company Lease or (b) any eminent domain, condemnation or similar proceeding pending or threatened, against all or any portion of any of the real property under the Company Leases.

xi.Intellectual Property.
(1)For purposes of this Agreement, the term “Intellectual Property” means any and all intellectual and industrial property, including all rights therein, thereto and tangible embodiments thereof, in any jurisdiction throughout the world, whether registered or unregistered, including the following and all rights and interests pertaining to or deriving therefrom: (i) patents, patent rights, patent applications (including all provisionals, reissues, reexaminations, revisions, divisions, continuations, continuations-in-part and extensions of any patent or patent application), inventions, discoveries, improvements, innovations, industrial designs, and all applications for registration of the foregoing and all rights to claim priority arising from or related to any of the foregoing; (ii) copyrights, works of authorship (whether or not copyrightable), Registrations and applications for copyrights, works, derivative works, software and firmware (including, without limitation, all executables, libraries, data files, controls, object code and source code), software specifications and documentation, database rights, mask works, domain names, domain name Registrations, web sites, web pages, moral rights, rights of privacy and publicity, and all applications for registration of the foregoing; (iii) trade secrets, know-how, processes, methods, data, formula, non-public information, and confidential information; (iv) trademarks, service marks, trade names, logos, designs, brand names, trade dress, and slogans (including, without limitation, company names and fictitious names used by companies) and all goodwill associated with any of the foregoing, and all applications for registration and renewals of the foregoing; and (v) computer programs and systems, whether embodied in software, firmware or otherwise, including, software compilations, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion), all databases and compilations, and including any and all forms in which any of the foregoing is embodied (whether in source code, object code, executable code or human readable form) (collectively, “Software”). Section 4.11(a) of the Company Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned by the Company which is subject to any issuance, registration, application or other filing by, to or with any Governmental Entity, including any regulatory authority or authorized private registrar in any jurisdiction (collectively, “Registered Intellectual Property”), specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrar), jurisdiction of application or registration, the application or registration number, the date of application or registration, and the status of application or registration.
(2)Section 4.11(b) of the Company Disclosure Schedule contains a complete and accurate list of all licenses, sublicenses and other agreements to which the Company is a party: (i) pertaining to any Intellectual Property of a third party used or held for use by the Company in the conduct of its business, excluding generally commercially available, off-the-shelf Software programs, software as a service, or web or hosted services; or (ii) by which the Company licenses or otherwise authorizes a third party (other than customers or service providers in the Ordinary Course of Business) to use the Owned Company Intellectual Property (collectively, the “IP Contracts”). The Company has not granted any material sublicense under or otherwise authorized any third party to use (other than in the Ordinary Course of Business) any of the Company Intellectual Property licensed to the Company. The Company is not and, to the Knowledge of the Company, the other contracting parties are not in breach of or default under any IP Contract, and except as set forth on Section 4.11(b) of the Company Disclosure Schedule, each IP Contract is now and will be immediately following the Closing in full force and effect.
(3)Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement or any other agreements referred to in this Agreement by the Company and the consummation by the Company of the Merger, with or without notice or lapse of time, will not result in, or give any other third party the right or option to cause or declare: the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other person.
(4)All items of Registered Intellectual Property are in compliance with the formal legal requirements of the U.S. Patent and Trademark Office or other applicable similar office or agency anywhere in the world (including, as applicable, timely payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications), are subsisting and have not expired or been cancelled or abandoned, and are valid and, to the Knowledge of the Company, enforceable. Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, all items of Registered Intellectual Property are in full force, and are not the subject of any cancellation or reexamination proceeding or any other claim, action, suit or proceeding of any nature by or before any Governmental Entity, including any regulatory authority or before any arbitrator, challenging their enforceability or validity. Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, the Company is the owner of record in all items of Registered Intellectual Property, and no opposition, extension of time to oppose, interference, rejection, re-examination, or refusal to register has been received in connection with any such application or registration. The Company, and, to the Knowledge of the Company, each of its agents and current and former emloyees and independent contractors, has complied with its duty of candor and disclosure as required under 37 C.F.R. 1.56 and complied with analogous Law outside the United States requiring disclosure of references or other information material to the patentability in each case requested from any Governmental Entity with respect to all patent and trademark applications filed by or on behalf of the Company and has not made any material misrepresentation in such applications. Each inventor named on the patents or patent applications listed in Section 4.11(a) of the Company Disclosure Schedule that were filed by the Company has executed an agreement assigning his or her entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company, which assignment further obligates the inventor to cooperate and support the continued prosecution of such patents or patent applications, and any enforcement and/or defense thereof. To the Knowledge of the Company, no such inventor has any contractual or other obligation that precludes or renders void or voidable any such assignment or otherwise conflicts with the obligations of such inventor to the Company.
(5)Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, the Company exclusively owns, or is licensed to use, all Intellectual Property held for use or used in the operation of the business of the Company (the “Company Intellectual Property”), provided that the foregoing shall not be construed to be a representation or warranty regarding infringement, misappropriation or violation of the Intellectual Property rights of any third party, which are addressed solely by Section 4.11(f). Each item of the Company Intellectual Property will be owned or available for use by the Parent or a Subsidiary of the Parent (including the Surviving Corporation) immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, the Company is the sole and exclusive owner of all right, title and interest in and to the Owned Company Intellectual Property, free and clear of any Liens. Except for the Company Intellectual Property and any intellectual property in the public domain, no other Intellectual Property is, to the Knowledge of the Company, necessary to conduct the business of the Company in the manner currently conducted. The Company has the sole and exclusive right to bring actions for infringement, unauthorized use, or misappropriation of the Owned Company Intellectual Property.

(6)To the Knowledge of the Company, the conduct of the business of the Company, as currently conducted, does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party. During the four (4) years prior to the date of this Agreement, the Company has not received any written claim or notice from any person that the use by the Company of the Company Intellectual Property infringes upon or misappropriates any Intellectual Property of any person. During the four (4) years prior to the date of this Agreement, there have been no actions pending, the Company has not been threatened in writing with respect to any action, or, to the Knowledge of the Company, no action has otherwise been threatened against the Company alleging that: (i) the business of the Company infringes, violates or constitutes a misappropriation of (or in the past constituted a misappropriation of) the rights of any person in or to its intellectual property; or (ii) any of the Registered Intellectual Property is invalid or unenforceable.
(7)The Company has entered into written agreements with every current and former employee of the Company and with every current and former independent contractor who has contributed to or participated in the creation or development of, for or on behalf of the Company any Owned Company Intellectual Property, whereby such employees and independent contractors assign to the Company any interest, right and title they may have in any Owned Company Intellectual Property developed or created by such employee or independent contractor and to the Knowledge of the Company, all such agreements are binding on the parties thereto. During the four (4) years prior to the date of this Agreement, the Company has implemented commercially reasonable measures designed to protect and maintain the confidentiality of Owned Company Intellectual Property of a nature that the Company intends to keep confidential.
(8)To the Company’s Knowledge, no third party is infringing, violating or misappropriating in any material respect any of the Company Intellectual Property owned or purported to be owned by the Company, including any Company Software (the “Owned Company Intellectual Property”).
(9)Section 4.11(i) of the Company Disclosure Schedule contains a complete and accurate list of all Software that is owned by the Company and sold, licensed, leased or otherwise distributed by the Company or authorized resellers to end user customers of the Company’s products or services in connection with the business (the “Company Software”).
(10)All Company Software is free from any defect or programming that would reasonably be expected to have a material adverse effect on the Company, including major bugs, logic errors or failures of such Software to operate in all material respects as described in the related documentation and specifications for such Company Software. Except for any components of the source code licensed from third parties, the Company has actual and sole possession and control of the complete source code of the Company Software. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any third party of the source code for the Company Software other than to employees, contractors and service providers who have access to the source code in the Ordinary Course of Business for purposes of the hosting, support, development and maintenance of the Company Software. Except as set forth in Section 4.11(j) of the Company Disclosure Schedule, the Company has not entered into any agreement requiring that the Company Software source code or related know-how be place in escrow so that a licensee or other person might obtain access to it upon the occurrence of any release condition. To the Knowledge of the Company, the Company Software (as used or distributed by the Company) does not contain any “back door,” “time bomb,” “Trojan horse,” “worm,”

“drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other Software routines or hardware components intentionally designed to permit unauthorized access, to disrupt, disable or erase Software, hardware or data, or to perform any other similar type of unauthorized activities.
(11)Except as set forth in Section 4.11(k) of the Company Disclosure Schedule, no Company Software or Owned Company Intellectual Property is, in whole or in part, subject to the provision of any license for Open Source Materials that: (i) requires the distribution or making available of the source code for the Company Software to the general public; (ii) prohibits or limits the Company from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Software; (iii) except as specifically permitted by applicable Law, grants any right to any third party or otherwise allows any such third party to decompile, disassemble or otherwise reverse-engineer any Company Software; or (iv) requires the licensing of any Company Software to the general public for the purpose of permitting others to make derivative works of Company Software (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). Except as set forth in Section 4.11(k) of the Company Disclosure Schedule, no Company Software is distributed with any Software that is subject to a Limited License, nor does any Company Software statically link with any such Software or constitute a derivate work of any such Software.
(12)Except as would not reasonably be expected to have a material adverse effect on the Company, the computer systems, computer software and hardware, telecommunications systems, network infrastructure and related equipment used by the Company in the conduct of its business (collectively, “Systems”) are of sufficient quality, capacity and processing power to carry out the current data processing and telecommunications requirements of the business of the Company as currently conducted. During the four (4) years prior to the date of this Agreement, the Company has reasonable procedures in place designed to ensure the security of the Company’s Systems and the data stored on them. To the Knowledge of the Company, none of the Company’s Systems contain any viruses or any code calculated to adversely affect any Software or data Processed by the Company.
(13)Except with respect to the IP Contracts, there are no milestones, royalties, fees, commissions and other amounts payable by the Company to any other person upon or for the use of any Company Intellectual Property.
(14)Except as set forth in Section 4.11(n) of the Company Disclosure Schedule, no Owned Company Intellectual Property was developed by the Company, in whole or in part (i) under an agreement with or using the resources of any Governmental Entity, academic institution or other Entity that would subject any Owned Company Intellectual Property to the rights of, or payment or other obligations to, any Governmental Entity, academic institution or other Entity or (ii) under any grants or other funding arrangements with third parties.
xii.Agreements, Contracts and Commitments; Government Contracts.
(1)Section 4.12(a) of the Company Disclosure Schedule sets forth a list of each Contract that is in effect, and that has not expired or been terminated in accordance with its terms, as of the date of this Agreement, to which the Company is a party or by which the Company is bound of the following categories (collectively with the IP Contracts and the Company Leases, the “Company Material Contracts”):

(a)any Contract (or group of related Contracts) that requires future payments by or to the Company in excess of $100,000 in any calendar year, including any such Contract (or group of such Contracts that are related) for the purchase, lease or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services, in each case to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice;
(b)(A) any Contract relating to the acquisition or disposition by the Company of any operating business or material assets (other than pursuant to non-exclusive licenses or grants of rights); or (B) any Contract under which the Company have any indemnification obligations, other than any such Contracts entered into in the Ordinary Course of Business;
(c)(A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company; (B) any Contract evidencing or relating to Indebtedness of the Company or providing for the creation of or granting any Lien upon any of the property or assets of the Company (excluding Permitted Liens); (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date of this Agreement (other than immaterial advances to employees and consultants in the Ordinary Course of Business) or (2) obligating or committing the Company to make any such loans or advances; and (D) any currency, commodity or other hedging or swap Contract;
(d)(A) any Contract creating or purporting to create any partnership or joint venture or any sharing of profits or losses by the Company with any third party (other than ordinary course commercial contracts entered into with third parties); or (B) any Contract that provides for “earn-outs” or similar milestone payments by or to the Company that have not yet been paid to the Company (excluding any contingent payments arising pursuant to recruiting agreements for service providers to the Company entered in into in the Ordinary Course of Business);
(e)any employment agreement, offer letter, independent contractor agreement, or other Contract for the employment or engagement of any current director, officer, employee, or individual independent contractor of the Company that: (1) provides for annual compensation or payments in excess of $100,000 or (2) is not immediately terminable by the Company without penalty, severance, or other cost or liability;
(f)any Contract with any Person that provides for retention payments, change of control payments, accelerated vesting or any other payment or benefit that will become due as a result of the Merger or any other transaction contemplated by this Agreement;
(g)any collective bargaining agreement or similar Contract with any labor union, works council, or other labor organization;
(h)any separation agreement or settlement agreement with any Person, including any settlement agreement, consent decree, or other similar agreement with any Governmental Entity, in each case, under which the Company has any current actual or potential liability;
(i)any Contract to which any Governmental Entity is a party;
(j)(A) any Contract containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company or, after the Closing, Parent or the Surviving Corporation from engaging in any business or activity in any geographic area or other jurisdiction, other than any such covenant set forth in this Agreement or the agreements ancillary hereto; (B) any Contract in which the Company has granted “exclusivity” or that requires the Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person or that is a requirements contract; (C) any Contract that includes minimum purchase conditions or other requirements, in either case that exceed $100,000 in any calendar year to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice; or (D) any Contract containing a “most-favored-nation,” “best pricing” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, is required to be at least as favorable to such party as those offered to another Person;
(k)any Contract involving a sales agent, representative, middleman, marketer, broker, or similar Person who is entitled to receive commissions, fees or markups related to the provision or resale of services of the Company;
(l)any Contract with a Payor or involving a Payor Program pursuant to which the Company received payments in excess of $100,000 during the calendar year ended December 31, 2019;
(m)any Contract with any Affiliate of the Company; and
(n)any Contract not otherwise listed or required to be listed in Section 4.12(a) of the Company Disclosure Schedule that, if terminated, or if such Contract expired without being renewed, would have a Company Material Adverse Effect.
(2)With respect to each Company Material Contract listed or required to be listed in Section 4.12(a) of the Company Disclosure Schedule: (i) such Company Material Contract is, to the Knowledge of the Company, binding and enforceable against the Company and, to the Knowledge of the Company, against each party thereto other than the Company, in accordance with its terms, subject to
(A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies; and (ii) the Company is not in material breach or material default of such Company Material Contract, nor with the giving of notice or the giving of notice and passage of time without a cure would the Company be in material breach or material default of such Company Material Contract, and, to the Knowledge of the Company, no other party to such Company Material Contract is in material breach or material default of such Company Material Contract. The Company has made available to Parent true and complete copies of each such Company Material Contract in all material respects (including all modifications, amendments and supplements thereto and waivers thereunder, but not including purchase orders and similar confirmatory documents not specific to provisions that make such Contract a Company Material Contract). Since January 1, 2019, the Company has not received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible violation or breach of, or default under, any Company Material Contract by the Company.
(3)As of the date of this Agreement, no third party to any Company Material Contract has indicated to the Company in writing or, to the Knowledge of the Company, orally that it desires to materially modify, terminate or cancel any Company Material Contract to which it is a party.

(4)The Company is not, and has never been, suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Knowledge of the Company, threatened in writing; to the Knowledge of the Company, there is no valid basis for suspension or debarment, and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment. The Company has not been audited or investigated and is not now being audited or, to the Knowledge of the Company’s, investigated by any Governmental Entity nor, to the Company’s Knowledge, has any such audit or investigation been threatened in writing. The Company has no agreements, Contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.
xiii.Litigation
. Except as set forth in Section 4.13 of the Company Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or, to the Knowledge of the Company, investigation pending before any Governmental Entity or, to the Knowledge of the Company, threatened against or affecting the Company or any of its properties. There are no judgments, orders or decrees by any Governmental Entity outstanding against the Company.
xiv.Environmental Matters.
(1)The Company: (i) has at all times during the past four (4) years complied with, and is currently in compliance with, all applicable Environmental Laws; (ii) holds all Permits required under Environmental Laws to operate and conduct its business as currently operated and conducted; (iii) is in compliance in all respects with such Permits; and (iv) has not released or discharged on any real property leased or otherwise operated by the Company any Hazardous Materials in the conduct of its business, except in each case as has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.
(2)The Company has not received any written notice, demand, letter, claim or request for information, and has no Knowledge of any pending or threatened notice, demand, letter, or claim or request for information, alleging that the Company may be in violation of, liable under or have obligations under any Environmental Law.
xv.Employee Benefit Plans.
(1)Section 4.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company (the “Company Employee Plans”).
(2)With respect to each Company Employee Plan, the Company has made available to the Parent, a complete and accurate copy of: (i) such Company Employee Plan including all amendments thereto (or a written summary of any unwritten plan); (ii) if applicable, the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto) filed with the Internal Revenue Service (the “IRS”); (iii) each trust agreement, group annuity Contract and summary plan description with the summary of material modifications thereto, if any, relating to such Company Employee Plan; (iv) all material written agreements and Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance Contracts, (v) the most recent financial statements for each Company Employee Plan that is funded; (vi) all correspondence to or from any governmental agency relating to any Company Employee Plan, (vii) all model Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, forms and related notices, (viii) all HIPAA privacy notices and all business associate agreements to the extent required under HIPAA, (ix) the most recent IRS determination, advisory or opinion letter issued with respect to or relating to each Company Employee Plan and any pending request for such determination, advisory or opinion letter, (x) all rulings or notices issued by a governmental agency with respect to each Company Employee Plan, (xi) all personnel, payroll and employment manuals and policies; (xii) all employee handbooks; and (xiii) if applicable, the most recent report regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.
(3)No Company Employee Plan provides or is obligated to provide health, life insurance, or other welfare benefits to any former employee of the Company (or dependent thereof), except as may be required by applicable Law (and for which the cost of such welfare benefit is fully paid by such former employee). No Company Employee Plan provides or is obligated to provide health, life insurance, or other welfare benefits to any Person who is not a current or former employee of the Company (or dependent thereof).
(4)Each Company Employee Plan has been administered in all respects in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder including the applicable tax qualification requirements under the Code and Section 409A of the Code and in accordance with its terms and the Company have met their financial obligations with respect to such Company Employee Plan and have made all required contributions thereto (or reserved such contributions on the Company Balance Sheet), in each case, except as would not have, and would not reasonably be expected to result in, a material adverse effect on the Company.
(5)The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan, except as would not have, and would not reasonably be expected to result in, a material adverse effect on the Company.
(6)All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters or is entitled to rely on an advisory or opinion letters from the IRS to the effect that the form of such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such letter has been revoked and, to the Knowledge of the Company, revocation has not been threatened.
(7)The Company or ERISA Affiliate has not, within the past four (4) years, maintained, been a participating employer, contributed to, or had any liability with respect to: (i) a Company Employee Plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA; or (ii) a “Multiemployer Plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 413(c) of the Code). No Company Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan holds securities issued by the Company.
(8)Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and applicable IRS guidance, except as would not have, and would not reasonably be expected to result in, a material adverse effect on the Company.

(9)The Company has not made any plan or commitment to establish any new Company Employee Plan, modify any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the Law, in each case, as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan.
(10)Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will or may (either alone or in connection with any other event) create or otherwise result in any liability with respect to a Company Employee Plan. The Company does not have any obligation to make, nor does any Contract contemplate making, a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.
xvi.Compliance With Laws; Registrations; Healthcare Compliance.
(1)During the four (4) year period prior to the date hereof, the Company has been compliance with and is not in violation of any applicable provisions of any Law applicable to the conduct of its business, or the ownership or operation of its properties or assets, except for any such failure to be in compliance that has not had, and would not reasonably be expected to be material to the Company. During the four (4) year period prior to the date hereof, the Company has not received any written notice alleging any material violation with respect to any applicable provisions of any Law with respect to the conduct of its business, or the ownership or operation of its properties or assets. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company is pending or is being threatened. To the Knowledge of the Company, no material change is required in any of the Company’s processes, properties or procedures in order to bring them into compliance in all material respects with any applicable Law. The Company has not received any written or, to the Knowledge of the Company, oral notice or communication of any material noncompliance with any applicable Law that has not been cured as of the date hereof.
(2)Section 4.16(b) of the Company Disclosure Schedule lists all Registrations required to conduct the business of the Company as currently conducted and the Company has all Registrations from any applicable Governmental Entity required to conduct its business as currently conducted, other than Registrations the failure of which to be held has not had, and would not reasonably be expected to be material to the Company.
(3)The Company is presently in compliance in all material respects with all applicable Laws related to the provision of health care services (“Health Laws”), including, but not limited to, the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. 263a; Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended, or “Stark Law,” 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, as amended, 31 U.S.C. §§ 3729 et seq.; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; Criminal False Statements Law 1320a-7b(a); the Exclusions Law, 42 U.S.C. § 1320a-7; The Genetic Information Nondiscrimination Act of 2008; state laboratory licensing Laws; and any similar state and local Laws that address the subject matter of the foregoing; and as each of the foregoing may be amended from time to time. None of the Company or, to the Knowledge of the Company, its employees or agents has received, with respect to the Company: (i) written notice of any violation, alleged violation of, or liability under, any such Health Laws; or (ii)

written notice of any actual, alleged, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action related to such Health Laws.
(4)Neither the Company nor, to the Knowledge of the Company, any of its officers, directors, employees, or independent contractors have been convicted of or are being investigated for, or have engaged in conduct that would constitute, an offense related to Medicare or any other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)). No current officer, director, employee or independent contractor of the Company (whether an individual or Entity), has been excluded from participating in any Federal Health Care Program, subject to sanction pursuant to 42 U.S.C. § 1320a-7a or § 1320a-8, or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor, to the Knowledge of the Company, are any such exclusions, sanctions or charges threatened or pending. Neither the Company nor any of its officers, directors, employees, and, to the Knowledge of the Company, independent contractors is a party to or has any ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with, or imposed by, any Governmental Entity.
xvii.Privacy; Security Measures.
(1)The Company has at all times during the past four (4) years complied with: (i) all Privacy and Security Laws and (ii) all Company Privacy Commitments (as defined below), except as would not reasonably be expected to result in liability material to the Company.
(2)The Company has at all times during the past four (4) years: (i) obtained or received consents, if any, from data subjects required for the Company to comply with Privacy and Security Laws, (ii) abided by any privacy choices (including opt-out preferences) of data subjects relating to Personal Data exercised pursuant to Privacy and Security Laws or Company Privacy Commitments described in Section 4.17(b)(iii), and (iii) complied with all (A) Company privacy policies; (B) applicable industry self-regulatory obligations and commitments of the Company regarding the collection, retention, storage, disposal, use, disclosure, transfer, protection, security, distribution or other Processing of Personal Data, (C) obligations of the Company under Contracts relating to the Processing of Company Data, (D) policies and obligations applicable to the Company as a result of any certification by the Company under the EU-U.S. and Switzerland-U.S. Privacy Shield frameworks; and (E) third party access program agreements to which the Company is a party, in each case, as required by applicable Privacy and Security Laws or by the terms of any Contract by which the Company is bound, or by the terms of the applicable Company privacy policy (collectively, Sections 4.17(b)(i) through 4.17(b)(iii), the “Company Privacy Commitments”).
(3)The Company has made available to the Parent accurate and complete copies of the Company privacy policies and privacy notices of the Company published and relating to Privacy and Security Laws including, without limitation, the current Notices of Privacy Practices adopted by the Company pursuant to HIPAA. All workforce (as such term is defined in 45 C.F.R. § 160.103) members of the Company have received training with respect to compliance with Privacy and Security Laws.
(4)The Company has entered into valid business associate agreements with all third parties acting as a business associate or subcontractor, as applicable, and, each as defined in 45 C.F.R. § 160.103, of the Company, and with each covered Entity for which the Company is a business associate, if any, each of which business associate agreements is and has been valid during which Company and such third party were in a business associate relationship as defined by HIPAA. The Company (i) to the

Knowledge of the Company, is not under investigation by any Governmental Entity for a violation or alleged violation of any Privacy and Security Law or Company Privacy Commitments; (ii) has not received any written inquiry, notice of, or request for any investigation or subpoena from the United States Department of Health and Human Services Office for Civil Rights, Department of Justice, FTC, the Attorney General of any state or territory of the United States or any Governmental Entity relating to any such violations; and (iii) during the past four (4) years, has received no notices of, and has no Knowledge of any, claims, actions, suits, investigations, inquiries or proceedings asserted or threatened, against the Company related to any such violations. The Company has made available to the Parent accurate and complete copies of any written complaint(s) delivered to the Company alleging a violation of any Privacy and Security Laws. To the Knowledge of the Company, no “breaches” (as such terms are defined in
HIPAA) have occurred with regard to any Company assets or locations.
(5)Except as would not reasonably be expected to result in liability material to the Company, in the past four (4) years, (i) the Company has at all times taken commercially reasonable steps (including implementing and maintaining security systems and technologies in compliance with all Privacy and Security Laws and Company Privacy Commitments) designed to preserve and protect Company Data against (A) loss; (B) theft; and (C) accidental, unauthorized, or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by the Company and for the Company by its data processors or service providers; and (ii) the Company has taken commercially reasonable steps designed to ensure the reliability of the employees and contractors that have access to Company Data and designed to ensure that all employees and contractors with the right to access such data are subject to confidentiality obligations. At all times during the past four (4) years, to the extent required by applicable Privacy and Security Laws or Company Privacy Commitments, the Company has contractually obligated third parties that service, host, manage, access or otherwise Process Company Data to comply with applicable Privacy and Security Laws and applicable obligations under Company Privacy Commitments. The Company has no Knowledge that any such third parties that service, host, manage, access or otherwise Process Company Data, in their provision of services to the Company, have failed to comply in any material respect with applicable Privacy and Security Laws or applicable Company Privacy Commitments.
(6)To the Knowledge of the Company, in the four (4) years prior to the date of this Agreement, except as would not reasonably be expected to result in liability material to the Company, (i) no unauthorized access to any Company Systems used by the Company to maintain Company Data, or any Company Data in the possession, custody or control of any data processor or service provider of the Company, and (ii) no loss, theft, unauthorized access to, or unauthorized use, acquisition, handling, disclosure, or other Processing of, any Company Data or Personal Data maintained by or otherwise in the possession, custody or control of the Company (each, a “Security Incident”) has occurred. The Company has taken commercially reasonable actions to address, and where applicable, remedy the cause of, all Security Incidents that, to the Knowledge of the Company, have occurred in the four (4) years prior to the date of this Agreement. The Company has made all notifications to Persons, Governmental Entities, media, customers or other third parties required under Privacy and Security Laws or Company Privacy Commitments arising out of or relating to any Security Incident that, to the Knowledge of the Company, has occurred in the four (4) years prior to the date of this Agreement.
(7)The Company employs and during the four (4) years prior to the date of this Agreement has employed commercially reasonable security measures that materially comply with applicable Privacy and Security Laws that are designed to ensure the security of all Personal Data. The Company has provided all requisite notices and obtained all required consents, if any, required by the

Privacy and Security Laws necessary in connection with the consummation of the transactions contemplated hereunder. To the Knowledge of the Company, the execution and delivery of this Agreement and any and all related documents and the consummation of the transactions contemplated hereby and thereby will not cause, constitute, or result in a material breach or violation by the Company of any Company Privacy Commitments or Privacy and Security Laws.
(8)The Company has regularly conducted, or retained a third party to conduct on its behalf, security risk assessments and privacy impact assessments, in each case to the extent required by applicable Privacy and Security Laws. The Company has used reasonable efforts to address and remediate all material threats and deficiencies in each assessment.
xviii.Labor Matters.
(1)The Company has provided to the Parent a list, complete and accurate as of the date of this Agreement, of the following information for each current employee and individual independent contractor, advisor, and consultant of the Company, as applicable: (i) name; (ii) status as an employee or independent contractor; (iii) job title, position, or a description of their contracted services rendered to the Company; (iv) start date; (v) location of employment or where such individual provides serves to the Company: (vi) full-time, part-time, or temporary status; (vii) base salary or base hourly wage or contract rate; (viii) target bonus rate or target commission rate; (ix) accrued but unused vacation time and/or paid time off; (x) whether the individual is currently on a leave of absence, and if so, anticipated return date; (xi) visa status and type, if applicable, and visa expiration date; (xii) exempt or non-exempt classification (as applicable) under the Fair Labor Standards Act (“FLSA”) or any other similar state Laws.
(2)The Company is not a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement with a labor union or labor organization. No labor union or other collective bargaining unit represents or, to the Knowledge of the Company, claims to represent any of the Company’s employees and, to the Knowledge of the Company, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Company’s employees. The Company has never experienced any union organization campaigns, labor disputes, work stoppages, lockouts, or slowdowns due to labor disagreements. To the Company’s Knowledge, there is no labor strike, dispute, work stoppage, lockout slowdown, or organization campaign pending or threatened against the Company.
(3)The Company is in material compliance with all Laws pertaining to employment and employment practices, including, but not limited to, Laws respecting payment of wages, hours of work, fringe benefits, paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, terms and conditions of employment, child labor, labor or employee relations, affirmative action, government contracting obligations, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, privacy rights, harassment, discrimination, retaliation, and working conditions or employee safety or health. The Company is in material compliance with all public health orders applicable to it pertaining to COVID-19 and the COVID-19 Pandemic. All current and former employees of the Company have provided documentation to the Company reflecting their authorization under applicable United States immigration Laws to work for the Company. There are no actions, suits, claims, charges, complaints, grievances, arbitrations, investigations or other legal proceedings against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment or engagement of any current or former employee, applicant, contractor, or other individual service provider of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Laws. The Company has never effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation,” “termination,” or similar action (each as defined in the Worker Adjustment and Retraining Notification Act or any similar state Law).
(4)(i) All employees of the Company are employed on an “at-will” basis and their employment can be terminated at any time for any reason without notice or payment of severance or other compensation or consideration being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date or as required under applicable Law; (ii) the Company’s relationships with all individuals who act as contractors or other service providers to the Company can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination; (iii) no employee is unable to perform services for the Company as a result of a leave of absence; (iv) each individual who has rendered services to the Company who was classified by the Company as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under any Company Employee Plans or prior employee benefit plans) was properly so characterized; (v) all employees have been correctly classified as exempt or non-exempt for purposes of the FLSA and any similar state law, and overtime has been properly paid for all such employees classified as non-exempt; and (vi) the Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from all payments to its employees and independent contractors and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.
(5)(i) No allegations of sexual harassment or misconduct have been made against (A) any executive, officer, or director of the Company in his/her capacity as an employee of the Company or, to the Knowledge of the Company, otherwise or (B) any employee of the Company in his/her capacity as an employee of the Company who, directly or indirectly, supervises other employees of the Company, and (ii) the Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by an employee, contractor, director, officer or other representative of the Company.
(6)All employees of the Company who are not citizens or permanent residents of the country in which they work have provided documentation to the Company, as applicable, reflecting their authorization under applicable United States or foreign immigration laws to work in his or her current position.
(7)No executive or officer of the Company or other group of employees has provided notice to the Company of their intent to terminate their employment with the Company, and to the Company’s Knowledge, no executive or officer of the Company or other group of employees intends to terminate their employment with the Company. To the Knowledge of the Company, no employee or independent contractor of the Company is in breach of any non-competition agreement or restrictive covenant to a former employer or other Entity relating to the right of any such employee or independent contractor to be employed or engaged by the Company because of the nature of the business currently conducted or proposed to be conducted by the Company or to the use of trade secrets or proprietary information of the former employer or other Entity.
xix.Insurance
. Section 4.19 of the Company Disclosure Schedule contains a list of all insurance policies maintained by the Company as of the date hereof in connection with its business (the “Insurance Policies”). Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of the transactions contemplated by this Agreement. The Company has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. The Company has complied in all material respects with the provisions of each such insurance policy under which it is the insured party. All claims pending as of the date hereof under the Insurance Policies have been filed in a timely fashion. Copies or certificates of coverage in respect of all Insurance Policies set forth in Section 4.19 of the Company Disclosure Schedule have been made available to the Parent.
xx.Assets
. The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course of Business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Liens except Permitted Liens. The plants, property and equipment of the Company that are used in the operations of the Company’s business are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), are suitable for the purpose for which they are presently used.
xxi.Payors
. Section 4.21 of the Company Disclosure Schedule sets forth a list of all Payors during the fiscal year ended December 31, 2019 which accounted for more than One Hundred Thousand Dollars ($100,000) in revenues during either such period, and the amount of revenues accounted for by such Payor during each such period. In the last four (4) years, the Company has not received any written notice of any existing, announced or anticipated changes in the policies of any such Payor which has had, or would reasonably be expected to result in, a material adverse effect on the Company. The billing and collection practices of the Company are, and in the last four (4) years have been, in material compliance with the written reimbursement policies of all Payors. The Company has not in the last four (4) years (i) submitted to any Payor any abusive or improper claim for payment or (ii) received and retained any payment or reimbursement from any Payor in excess of the proper amount allowed by any applicable Payor agreements. There are no material appeals or audits outstanding with, or any material outstanding overpayments or refunds due to, any Payor Program. To the Knowledge of the Company, there is no investigation, audit, claim review, or other action pending or threatened, which could result in a suspension, revocation, termination, restriction, limitation, modification or nonrenewal of any Payor agreement, or result in the exclusion of Company from any Payor Program.

xxii.Books and Records
. The minute books, stock record books, and all other corporate and financial records of the Company are complete and correct in all material respects, have been maintained in all material respects in accordance with sound business practices and legal requirements, and to the Knowledge of the Company, there are no material inaccuracies or discrepancies of any kind contained therein. The minute books of the Company, all of which have been made available to the Parent, contain records of all corporate action taken by the stockholders, the Company Board, and committees of the Company Board and are accurate and complete in all material respects, and no meeting of any such shareholders, board of directors, or committee has been held at which any corporate action was taken for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the Company.
xxiii.No Illegal Payments
. None of the Company or, to the Knowledge of the Company, any director or officer of the Company or any other person acting on behalf of any of the aforementioned (i) has been convicted of, or, to the Knowledge of the Company, has been accused, charged or investigated by any Governmental Entity with any violation of, any Anti-Corruption/AML Law or other applicable Law related to fraud, theft, embezzlement, bribery, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or sanctioned violations; (ii) has used any funds (whether of the Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) has with a corrupt or improper intention directly or indirectly (through third parties) paid, provided, promised, offered, or authorized the payment or provision of money, a financial advantage, or anything else of value to (a) an official, employee, or agent of any government, military, public international organization, state-owned or affiliated Entity (including, but not limited to, sovereign wealth funds or public hospitals, universities, or research labs), political party, or any instrumentality thereof (collectively “Government Officials”), (b) a political party or candidate for political office, or (c) any other person, for purposes of obtaining, retaining, or directing permits, licenses, favorable tax or court decisions, special concessions, Contracts, business, or any other improper advantage; (iv) has otherwise offered, promised, authorized, provided, or incurred any bribe, kickback, or other corrupt or unlawful payment, expense, contribution, gift, entertainment, travel or other benefit or advantage (collectively, “Restricted Benefits”) to or for the benefit of any Government Official, political party or candidate, or any other person; (v) has solicited, accepted, or received any Restricted Benefits from any person; (vi) has established or maintained any slush fund or other unlawful or unrecorded fund or account; (vii) has inserted, concealed, or misrepresented corrupt, illegal, or improper payments, expenses or other entries in their books and records; (viii) has concealed or disguised the existence, illegal origins, and/or illegal application of criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets; (ix) has used any funds to finance terrorist, drug-related, or other illegal activities; (x) has violated, caused other parties to violate, or is currently in violation of any provision of any Anti-Corruption/AML Laws or any Laws of similar effect; or (xi) has received any communication that alleges any of the foregoing. The Company has not conducted any internal or government-initiated investigation, or made a voluntary or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption/AML Laws. There are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to violations of any Anti-Corruption/AML Laws.
xxiv.Affiliated Transactions.

(1)Other than (a) employment agreements or offer letters entered into in the Ordinary Course of Business, (b) Company Stock Options or other equity rights covering Company Capital Stock, (c) reimbursement of customary and reasonable expenses incurred on behalf of the Company, (d) Company Employee Plan disclosed on Section 4.15(a) of the Company Disclosure Schedule, (e) indemnification and other rights under any agreement with the Company, the Company Certificate of Incorporation and/or the Company Bylaws or (f) as otherwise set forth in Section 4.24(a) of the Company Disclosure Schedule, there are no loans, leases or other agreements or transactions between the Company on the one hand and any respective director, officer or employee of the Company, or to the Knowledge of the Company, any member of such officer’s, director’s or employee’s immediate family, or any person controlled by such officer, director, or employee or his or her immediate family on the other hand. No director or officer of the Company or, to the Knowledge of the Company, any of their immediate family, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Company, or any organization which has a contract or arrangement with the Company, except that directors and officers of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company.
(2)Section 4.24(b) of the Company Disclosure Schedule sets forth a list of each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights.
xxv.Suppliers
. Except for ongoing discussions relating to current and past due amounts payable by the Company, the Company has no outstanding material disputes concerning products and/or services provided by any supplier or partner who either (i) in the year ended December 31, 2019, was one of the 10 largest suppliers of products and/or services to or partner of the Company, based on amounts paid by the Company with respect to such periods (a “Top 10 Supplier”), or (ii) is a sole-source supplier of significant goods or services (other than electricity, gas, telephone, water or other utilities) to the Company with respect to which alternative sources of supply are not reasonably available (each of (i) or (ii), a “Significant Supplier”). Each Top 10 Supplier is listed on Section 4.25 of the Company Disclosure Schedule. As of the date of this Agreement, the Company has not received any written or, to the Knowledge of the Company, other notice from any Significant Supplier that such supplier intends to terminate its business relationship with the Company (or the Surviving Corporation) after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation) other than communications regarding Contract negotiations and renegotiations in the Ordinary Course of Business.
xxvi.Brokers; Schedule of Fees and Expenses
. Other than Evolution Life Science Partners LLC doing business as Gordian Investments, no agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

xxvii.Accounts Receivable
. Subject to any reserves set forth therein, the accounts receivable included in the Closing A/R and Cash and set forth on Section 4.27 of the Company Disclosure Schedule, are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the Ordinary Course of Business, are not subject to any prior assignment, Lien or security interest, and are not subject to known valid defenses, set-offs or counter claims.
xxviii.Non Reliance.
(1)The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Parent, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Parent for such purpose. The Company acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Company has relied solely upon its own investigation and the express representations and warranties of Parent set forth in Article V and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including, except as expressly set forth in Article V or in the Subscription Agreements, any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of Parent); and (ii) none of Parent, its equityholders, lenders or any other person has made any representation or warranty as to Parent or the accuracy or completeness of any information regarding Parent made available to the Company and its representatives, except as expressly set forth in Article V and in the Subscription Agreements.
(2)In connection with the due diligence investigation of Parent, the Company and its Affiliates, securityholders, lenders and representatives have received from Parent and its Affiliates and representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Parent and its businesses and operations. The Company hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V and in the Subscription Agreements, neither Parent, nor any of its Affiliates, equityholders, lenders or representatives has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.
xxix.No Other Representations
. Except for the representations and warranties expressly made by the Company in this Article IV, as modified by the Company Disclosure Schedule, neither the Company nor any other person makes any representation or warranty of any kind, express or implied, at law or in equity, written or oral, on behalf of or with respect to the Company or otherwise, or with respect to any information provided to the Parent. All other representations or warranties are hereby disclaimed by the Company.
Article V.

REPRESENTATIONS AND WARRANTIES
OF THE PARENT AND THE PURCHASER
Parent and Purchaser each represents and warrants to Company, except as disclosed in the Parent SEC Documents, in each case, prior to the date of this Agreement, and excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, as follows:
i.Organization, Standing and Power
. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Parent or the Purchaser to consummate the transactions contemplated hereunder.
ii.Authority; No Conflict; Required Filings and Consents.
(1)Each of the Parent and the Purchaser has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Parent and the Purchaser and the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of the Parent and the Purchaser, subject only to the acceptance of the Certificate of Merger by the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of the Parent and the Purchaser, enforceable in accordance with its terms except: (i) as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally; and (ii) insofar as the availability of equitable remedies may be limited by applicable Law.
(2)Except as set forth on Schedule 5.2(b), the execution and delivery of this Agreement by each of the Parent and the Purchaser do not, and the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement shall not: (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Parent or the Purchaser; (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, revocation, invalidation, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Parent or the Purchaser is a party or by which either of them or any of their properties or assets may be bound; or (iii) conflict with or violate any material Permit, judgment, injunction, order, decree, or other material Law applicable to the Parent or the Purchaser or any of their properties or assets, except in the case of clauses (ii) and (iii) of this Section 5.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Parent or the Purchaser to consummate the transactions contemplated hereunder.

(3)No consent, approval, license, Permit, order or authorization of, or registration, declaration, notice or filing with any Governmental Entity is required by or with respect to the Parent or the Purchaser in connection with the execution and delivery of this Agreement or the consummation by the Parent or the Purchaser of the transactions contemplated by this Agreement, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) required filings under the Securities Act and the Exchange Act; and (iii) such consents, approvals, licenses, Permits, orders, authorizations, Registrations, declarations, notices and filings, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Parent or the Purchaser to consummate the transactions contemplated hereunder.
iii.Interim Operations of the Purchaser
. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not engaged in any other business activities and has conducted its operations only as contemplated hereby.
iv.Financing
. At the Effective Time, the Parent and the Purchaser will have available all the funds necessary to consummate the transactions contemplated by this Agreement and to pay the Parent Closing Cash Payments payable by the Parent or the Purchaser related to the transactions contemplated by this Agreement.
v.Brokers
. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Parent, the Purchaser or any of their respective Subsidiaries or Affiliates.
vi.SEC Documents.
(1)Parent has timely filed with or furnished to (as applicable) all reports, schedules, forms, statements and other documents required to be filed or furnished (as applicable) by Parent with the SEC pursuant to the Exchange Act and the Securities Act on or prior to the date of this Agreement (collectively, the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available on Electronic Data Gathering Analysis and Retrieval. As of their respective dates or, if amended prior to the date of this Agreement, as of the date of the last such amendment, the Parent SEC Documents (i) were prepared in all material respects in accordance with the requirements of the Exchange Act or the Securities Act, as the case may be, applicable to such Parent SEC Documents and (ii) did not, at the time they were filed, or, if amended prior to the date of this Agreement, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents.

(2)The consolidated financial statements (including all related notes thereto) of Parent included in the Parent SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) (the “Parent SEC Financial Statements”) comply in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Parent SEC Financial Statements fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements), all in conformity with GAAP (except as permitted by Regulation S-X or, with respect to pro forma information, subject to the qualifications stated therein) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
(3)Except for matters reflected or reserved against in the unaudited balance sheet of Parent dated as of March 31, 2020 contained in the Parent SEC Documents filed prior to the date hereof (including in the notes thereto) (the “Parent Balance Sheet”), neither Parent nor any of its Subsidiaries has any material obligations or liabilities of a nature that would have been required to be disclosed on the face of the Parent Balance Sheet in accordance with GAAP, except for obligations and liabilities that: (i) were incurred since the date of the Parent Balance Sheet in the Ordinary Course of Business consistent with past practice; (ii) are incurred in connection with the transactions contemplated by this Agreement; or (iii) would not reasonably be expected to materially impair the ability of Parent or the Purchaser to consummate the transactions contemplated hereunder.
vii.Non-Reliance.
(1)The Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Parent acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Parent has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article IV (including the related portions of the Company Disclosure Schedule) and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including, except as expressly set forth in Article IV, any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Company); and (ii) none of Company Equityholders, the Creditors, the Company or any other person has made any representation or warranty as to a Company Equityholder, a Creditor, the Company or the accuracy or completeness of any information regarding the Company made available to the Parent and its representatives, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Schedule); provided, however, as between the parties to the Subscription Agreements, nothing in this Agreement is intended limit or restrict the rights or obligations of any Person with respect to any representation or warranty made pursuant to any Subscription Agreement to which such Person is or becomes a party.
(2)In connection with the due diligence investigation of the Company by Parent and its Affiliates, securityholders, or representatives, the Parent and its Affiliates, securityholders, and representatives have received from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Parent hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, neither the Company, nor any of its Affiliates, Company Equityholders, Creditors or representatives has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.
viii.No Other Representations
. Except for the representations and warranties expressly made by Parent in this Article V or pursuant to the Subscription Agreements, neither Parent nor any other person makes any representation or warranty of any kind, express or implied, at law or in equity, written or oral, on behalf of or with respect to Parent or otherwise, or with respect to any information provided to the Company or the Creditors. All other representations or warranties are hereby disclaimed by Parent.
Article VI.

ADDITIONAL AGREEMENTS
i.Public Disclosure
. Except as may be required by Law or stock market regulations, any press release announcing the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, including the Merger shall only be issued by the Parent but shall be in such form as mutually agreed upon by the Representative and the Parent. For the avoidance of doubt, nothing in this Section 6.1 shall prevent or limit any Company Equityholder that is a venture capital fund, private equity fund or other institutional investor, Evolution Life Science Partners LLC (doing business as Gordian Investments) or any of their respective Affiliates from publishing a customary “tombstone” or similar announcement containing general information with respect to the transaction, or providing information regarding internal rate of return and multiple of invested capital, or other customary information made in confidence to limited partners, members or other current or prospective equity investors regarding the transactions contemplated hereby.
ii.Employee Matters.
(1)Each employee of the Company who continues in employment with Parent or any Affiliate thereof (including the Surviving Corporation) after the Closing will be a “Continuing
Employee.” During the period beginning as of the Effective Time and ending on no earlier than the first (1st) anniversary of the Effective Time, Parent shall provide, or cause to be provided, each Continuing Employee with (i) at least the same level of base wages or base salary, as applicable, as well as bonus and incentive compensation targets or opportunities, in each case as were provided to the Continuing Employee immediately prior to the Effective Time and (ii) employee benefits that are no less favorable than those that are provided to similarly situated employees of Parent.
(2)Parent shall, and shall cause its Affiliates to, grant all Continuing Employees credit for any service to the Company and its Affiliates earned prior to the Closing for purposes of eligibility, vesting and determination of the level of benefits, vacation or paid time off accrual and severance benefit determinations, under any benefit or compensation plan, program, agreement or arrangement in which a Continuing Employee participates that may be established or maintained by

Parent or its Affiliates on or after the Closing (the “New Plans”); provided, however, that such service credit shall not be recognized to the extent that it would result in a duplication of benefits for the same period of time. In addition, Parent shall use commercially reasonable efforts to, and shall cause its Affiliates to, cause (i) to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Company benefit plan as of the Closing and (ii) any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing under any applicable New Plan in the same plan year in which the Closing occurs.
(3)Nothing contained herein, express or implied, (x) is intended to confer upon any Continuing Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan, (y) shall alter or limit Parent’s or the Company’s or their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (z) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.
iii.Equity Incentive Plan and 401(k) Plan Terminations
. Prior to the Effective Time, the Company Board or, if appropriate, any committee administering the Company’s Stock Plans, shall have adopted such resolutions or taken such other actions as are required to: (i) cancel all options granted under such Company Stock Plans and (ii) terminate such Company Stock Plans prior to the Effective Time. The Company has provided to Parent evidence that such plans have been terminated pursuant to resolutions of the Company Board. Prior to the Effective Time, the Company Board or, if appropriate, any committee administering the Company’s 401(k) Plan, shall have adopted such resolutions or take such other actions as are required to terminate such plan on or prior to the Effective Time. The Company has provided Parent with a copy of any resolutions or other corporate action evidencing that the Company’s 401(k) Plan has been terminated prior to the Effective Time.
iv.Tax Matters.
(1)Preparation and Filing of Returns. The Surviving Corporation shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company that have an initial filing date (taking into account any automatic extensions of time to file) after the Closing Date. Each such Tax Return that relates to a taxable period (or portion thereof) ending on or before the Closing Date (a “Pre-Closing Period”) shall be prepared in a manner consistent with the past practice and custom of the Company unless otherwise required by applicable Law (as reasonably determined by Parent). If the Company is permitted but not required under applicable state, local, or foreign income tax Laws to treat the Closing Date as the last day of a taxable period, then the Parties shall treat that day as the last day of a taxable period.
(2)Payment of Transfer Taxes and Fees. The Parent and the Surviving Corporation shall be responsible for all sales and transfer Taxes arising out of or in connection with the transactions effected pursuant to the Merger. The Surviving Corporation shall file all necessary documentation and Tax Returns with respect to such sales or transfer Taxes.

(3)Termination of Tax Sharing Agreements. Any and all Tax allocation or sharing agreements or other similar agreements or arrangements binding the Company shall be terminated with respect to the Company as of the day before the Closing Date and, from and after the Closing Date, the Surviving Corporation shall not be obligated to make any payment to any person pursuant to any such agreement or arrangement for any period.
(4)Tax Contests. Until the later of (i) the expiration of the General Survival Period and (ii) the release of all Escrowed Shares retained under the Escrow Agreement for claims for indemnification asserted under Article VIII of the Merger Agreement with respect to Taxes, Parent and the Surviving Corporation, on the one hand, and Representative, on the other hand, shall promptly notify each other upon receipt of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Period (or portion thereof) (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other Party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually and materially prejudiced as a result thereof. Parent shall control of the conduct of all Tax Matters; provided that, until the later of (i) the expiration of the General Survival Period and (ii) the release of all Escrowed Shares retained under the Escrow Agreement for claims for indemnification asserted under Article VIII of the Merger Agreement with respect to Taxes, to the extent the outcome of the Tax Matter would reasonably be expected to give rise to an indemnification obligation of the Escrow Beneficiaries under this Agreement, then (i) Parent shall control such Tax Matter diligently and in good faith; (ii) Parent shall keep the Representative reasonably informed regarding the status of such Tax Matter and shall provide to the Representative copies of any and all material correspondence received from the Governmental Entity related to such Tax Matter; (iii) the Representative, at its sole cost and expense, shall have the right to participate in such Tax Matter and in connection therewith, Parent shall provide the Representative with the opportunity to attend conferences with the Governmental Entity and to review and provide comments with respect to written responses provided to the Governmental Entity and (iv) Parent shall not settle, resolve, compromise or abandon (and shall not allow the Surviving Corporation to settle, resolve, or abandon) such Tax Matter without the prior written consent of the Representative (which shall not be unreasonably withheld, conditioned or delayed).
(5)Cooperation. The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such reasonable information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Parties, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.
(6)Post-Closing Actions. After the Closing and until the later of (i) the expiration of the General Survival Period and (ii) the release of all Escrowed Shares retained under the Escrow Agreement for claims for indemnification asserted under Article VIII of the Merger Agreement with respect to Taxes, without the prior written consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not cause or permit the Surviving Corporation to: (i) amend, supplement or refile any Tax Returns of the Company for a Pre-Closing Period, (ii) make, change or revoke any Tax election with respect to the Company for a Pre-Closing Period, or (iii) file or submit any voluntary disclosure or similar agreements with any Governmental Entity relating to Taxes of the Company for a Pre-Closing Period, (iv) cause the Surviving Corporation to take any action on the Closing Date after the Closing outside the Ordinary Course of Business that is not expressly contemplated by this Agreement or any Transaction Document, (v) compromise or settle any Tax liability relating to a Pre-Closing Period, in each case to the extent the foregoing could reasonably be expected to increase the Pre-Closing Taxes for which the Escrow Beneficiaries are responsible for indemnification under Section 8.1, or (vi) agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Companies for any Pre-Closing Period. For the avoidance of doubt, it shall be unreasonable for the Representative to withhold, condition or delay its consent to any action in this Section 6.4(f) that is required by Law or reasonably determined by Parent’s accountants to be necessary (a) to avoid the filing of a Schedule UTP (Form 1120) (or similar Tax disclosure under state, local or non-U.S. Law), (b) to avoid or mitigate the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. applicable Law, or (c) to avoid maintaining a reserve on Parent’s financial statements with respect to the applicable Tax liability.
v.Directors and Officers Indemnification
. For a period of six (6) years following the Closing, Parent agrees that all rights to indemnification and all limitations on liability existing in favor of the directors and officers of the Company (the “Company Indemnitees”) as provided in the Company Certificate of Incorporation and Company Bylaws as in effect as of the date of this Agreement, and otherwise pursuant to the agreements set forth on Section 6.5 of the Company Disclosure Schedule, with respect to matters occurring prior to the Closing Date shall continue in full force and effect and shall be honored by the Company without any amendment thereto. In the event the Parent or the Company or their respective successors or assigns (a) consolidates with or merges into any other person and shall not be the surviving or continuing Entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, in either such case, Parent or its respective successors or assigns shall cause such person to assume all of the obligations set forth in this Section 6.5.
vi.Consents
. Parent acknowledges that certain consents, authorizations, approvals and/or waivers to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company is a party (including the contracts set forth on the Company Disclosure Schedule) and, except for the consents set forth in Schedule 7.1(j), such consents, authorizations, approvals and/or waivers are not a condition to the Closing and have not, or may not have, been obtained at or prior to Closing.
Article VII.

CONDITIONS
i.Conditions to the Parent’s and the Purchaser’s Obligation to Effect the Merger
. The obligation of the Parent and the Purchaser to consummate the Merger shall be further subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:
(1)The Parent shall have received the resignations of the officers of the Company and the members of the Company Board;
(2)The Parent shall have received written confirmation reasonably satisfactory to the Parent that the Company has canceled all options granted under the Company Stock Plans and terminated its 401(k) Plan at least one (1) day prior to the Closing Date;

(3)The Company shall have delivered a good standing certificate for the Company from the Secretary of State of the State of Delaware dated as of a date not earlier than three (3) days prior to the Closing;
(4)The Company shall have delivered the Escrow Agreement to Parent, duly executed by the Representative;
(5)The Company shall have delivered the Subscription Agreements to Parent, duly executed by the Creditors and payoff letters, invoices or other documentary evidence of the amounts owed for any unpaid Indebtedness, Company Trade Liabilities, Company Transaction Costs, Parent Closing Cash Payments and other Closing Assumed Liabilities that are to be settled at Closing in a form reasonably satisfactory to Parent;
(6)The Company shall have delivered (i) a statement conforming with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and reasonably satisfactory to Parent, certifying that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code and (ii) a form of notice to the IRS conforming with the requirements of Treasury Regulation Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing;
(7)The Company shall have delivered an original properly executed IRS Form W-9 or appropriate IRS Form W-8, as applicable, from each payee of Parent Closing Cash Payments;
(8)Parent shall have received a certificate executed by the Chief Executive Officer of the Company attaching and certifying as to matters customary for a transaction of this sort, including, without limitation, (i) the true and correct copies of the Company Certificate of Incorporation and Company Bylaws, (ii) copies of resolutions duly adopted by the Company Board and Company Stockholders evidencing the taking of all corporate and stockholder action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the Executed Written Consent; and (iii) certificates of good standing issued by the Delaware Secretary of State and for each other state in which the character of the properties the Company owns, operates or leases or the nature of its activities makes it necessary to be qualified to do business as a foreign corporation, in each case dated as of a date no more than two Business Days prior to the Closing Date;
(9)Parent shall have received the Estimated Closing Statement;
(10)The Company shall have delivered consents by third parties under the Company Material Contracts listed on Schedule 7.1(j), confirming that such Company Material Contract will remain in full force and effect as of immediately following the Effective Time;
(11)Company shall have delivered documents evidencing its purchase and payment in full of a D&O “tail” insurance policy on terms reasonably acceptable to Parent;
(12)Parent shall have received a spreadsheet (the “Closing Payment Schedule”), setting forth: (i) each Escrow Beneficiary’s Pro Rata Portion, (ii) the number of Parent Consideration Shares each Creditor is eligible to receive at Closing (minus, with respect to each Escrow Beneficiaries, its Pro Rata Portion of the Escrow Account), (iii) the number of Escrowed Shares each such Escrow Beneficiaries is eligible to receive, (iv) the name, address and email address (if available) of each

Creditor, (v) the number of shares of Company Capital Stock held by each holder thereof immediately prior to the Effective Time (including the number of shares of Company Capital Stock for which Company Stock Options, Company Warrants and Company Convertible Notes are exercisable or convertible, as applicable), (vi) a calculation of the Parent Consideration Shares which each holder of Company Capital Stock, Company Warrants, Company Convertible Notes and Company Stock Options is eligible to receive and (vii) for each Creditor and any other Person to whom payments are payable in connection with the Closing, whether any Taxes are required to be withheld (and what type of withholding applies), assuming for this purpose that the conditions of Section 7.1(g) and Section 7.1(f) have been properly satisfied;
(13)Each of the agreements identified on Schedule 7.1(m) shall have been terminated and the parties to the agreements identified on such Schedule 7.1(m) shall have waived all of their respective rights thereunder, in each case effective prior to or as of the Effective Time, and the Company shall have delivered evidence of such termination and waiver in form and substance reasonably acceptable to Parent;
(14)The Company shall have delivered reasonable evidence that cash and cash equivalents of the Company, determined in accordance with GAAP, plus Closing A/R and Cash shall equal at least $500,000.
ii.Conditions to the Company’s Obligation to Effect the Merger
. The obligation of the Company to consummate the Merger shall be further subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:
(1)Parent shall have made the payments and issued and deposited the Parent Consideration Shares as contemplated by Section 3.5, the Estimated Closing Statement and the Closing Payment Schedule;
(2)Parent shall have delivered the Escrow Agreement to the Representative, duly executed by Parent and the Escrow Agent; and
(3)Parent shall have delivered the Subscription Agreements to the Representative, duly executed by Parent.
Article VIII.

INDEMNIFICATION
i.Indemnity Obligations of Escrow Beneficiaries
. Subject to the limitations set forth in this Article VIII, each Escrow Beneficiary, severally and not jointly in proportion to the portion of the Purchase Price received by such Escrow Beneficiary (the “Pro Rata Portion”), shall defend, indemnify and hold harmless Parent, Purchaser and their respective Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiaries), officers, directors, employees, successors and assigns (the “Parent Indemnitees”), from and against, and pay or reimburse Parent Indemnitees for, any and all claims, liabilities, penalties, settlement payments, awards, obligations, losses, fines, costs, proceedings, expenses or damages, including all reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court or arbitration costs incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), based on, resulting from, arising out of or relating to, directly or indirectly:
(1)any breach of any representation or warranty of the Company contained in this Agreement;
(2)any Pre-Closing Taxes;
(3)any failure of the Company (prior to the Closing) or the Representative to perform any covenant or agreement of the Company or the Representative made or contained in this Agreement;
(4)any inaccuracy in the Estimated Closing Statement, in each case to the extent not taken into account in any final adjustment pursuant to Section 3.5;
(5)any inaccuracy in the Closing Payment Schedule;
(6)the exercise by any holder of Dissenting Shares of dissenters’ rights under Delaware Law or other applicable Law;
(7)any Fraud; or
(8)any claim asserted by: any current or former securityholder of the Company alleging any ownership of or interest in or right to acquire any shares or other securities of the Company that is not specifically disclosed in the Estimated Closing Statement or Closing Payment Schedule, relating to any actual or alleged breach of fiduciary duties.
ii.Indemnity Obligations of Parent
. From and after the Closing, Parent and the Surviving Corporation, jointly and severally, covenant and agree to defend, indemnify and hold harmless the Escrow Beneficiaries and their respective Affiliates, officers, directors, employees, successors and assigns (the “Creditor Indemnitees”) from and against any and all Losses based on, resulting from, arising out of or relating to, directly or indirectly:
(1)any breach of any representation or warranty of Parent or Purchaser contained in this Agreement; or
(2)any failure of Parent or Purchaser to perform any covenant or agreement of such Party made or contained in this Agreement, or fulfill any other obligation in respect thereof.
iii.Procedures.
(1)Third Party Claims. Except with respect to Tax Matters, which shall be governed by Section 6.4(d), in the case of any claim asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (which, for purposes of the Creditor Indemnitees, such notice shall be given to the Representative) (the “Indemnifying Party”) promptly after such Indemnified Party has knowledge of any claim as to which indemnity may be sought provided that any failure on the part of Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Parties under this Article VIII (except to the extent such failure materially prejudices the Indemnifying Parties or materially increases the Losses indemnifiable by the Indemnifying Parties in connection with such Third Party Claim). The Indemnified Party shall have the right in its sole discretion to defend or settle any such Third Party Claim. Representative (if the Indemnified Party is a Parent Indemnitee) and Parent (if the Indemnified Party is a Creditor Indemnitee) shall be entitled, on behalf of the Indemnifying Parties, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim (the party controlling such defense the “Controlling Party” and, the other party the “Non-Controlling Party”). In the event of settlement or other resolution by the Controlling Party of any Third Party Claim, the amount paid in such settlement or resolution (the “Settlement Amount”) shall not be determinative and binding upon the Indemnifying Parties as to the amount of Losses recoverable pursuant to this Article VIII with respect thereto unless the Representative (if the Indemnified Party is a Parent Indemnitee) and the Parent (if the Indemnified Party is a Creditor Indemnitee) has consented (or been deemed to have consented) to any such settlement or resolution (in which case the Settlement Amount for such settlement or resolution shall, subject to the limitations set forth in this Article VIII, be Losses for which the affected Indemnified Party are entitled to be indemnified, compensated and reimbursed hereunder), it being understood and agreed that, to the extent the Indemnified Party is entitled to indemnification hereunder for the matters underlying such Third Party Claim, the reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court or arbitration costs with respect to such settlement or resolution are Losses recoverable pursuant to this Article VIII regardless of whether the Representative or Parent, as applicable, consents (or is deemed to have consented) to the Settlement Amount. The Representative’s (if the Indemnified Party is a Parent Indemnitee) or Parent’s (if the Indemnified Party is a Creditor Indemnitee) consent to any such settlement or resolution shall be deemed to have been given unless the Representative (if the Indemnified Party is a Parent Indemnitee) or Parent (if the Indemnified Party is a Creditor Indemnitee) shall have objected in a writing delivered to Parent (if the Indemnified Party is a Parent Indemnitee) or Representative (if the Indemnified Party is a Creditor Indemnitee) within fifteen (15) days after a written request for such consent is delivered. The consent of the Non-Controlling Party shall not be unreasonably, withheld, conditioned or delayed.
(2)Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party will give the Indemnifying Party written notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within fifteen (15) days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such fifteen (15) day period. If after such fifteen (15) day period there remains a dispute as to any claims, the Representative and Parent shall attempt in good faith for thirty (30) days to agree upon the rights of the respective Parties with respect to each of such claims (the “Claims Period”). If the Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by Parent and the Representative, which memorandum shall be delivered to the Escrow Agent if recovery is from the Escrowed Shares. If no agreement can be reached after good faith negotiation between the Parties during the Claims Period, either Parent or the Representative may initiate formal legal action with the applicable court in accordance with Section 9.9 to resolve such dispute. The decision of the court as to the validity and amount of any claim for indemnification shall be binding and conclusive upon the Parties to this Agreement, the Parties and the Escrow Agent shall be entitled to act in accordance with such decision.
(3)If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full, subject to the limitations set forth herein, and to have waived any right to dispute such claim.
iv.Expiration of Representations and Warranties
. All representations and warranties contained in this Agreement shall survive the Closing until the date which is one (1) year after the Closing Date (the “General Survival Period”). All of the covenants and agreements and related indemnification obligations contained in this Agreement shall survive the Closing until the first to occur of (i) the expiration by their terms of the obligations of the applicable Party under such covenant or agreement or (ii) such covenant or agreement being fully performed or fulfilled, unless non-compliance with such covenants or agreements is expressly waived in writing by the party entitled to such performance (the “Covenant Survival Period” and, together with the General Survival Period, as applicable, the “Survival Period”). Each Party’s indemnification obligations pursuant to this Article VIII shall terminate at the expiration of the applicable Survival Period; provided, however, that the Survival Period shall not affect the Parties’ rights and obligations with respect to any claim thereunder (a) if written notice of a breach thereof is made in accordance with this Article VIII on or prior to 11:59 p.m. Pacific Time on the expiration date of the applicable Survival Period and (b) such claim is made in respect of Losses incurred prior to the expiration date of the applicable Survival Period, and any such claim may thereafter be pursued until such claim is resolved in full.
v.Certain Limitations; Calculation of Losses; Mitigation
. The indemnification provided for in Sections 8.1 and 8.2 shall be subject to the following limitations:
(1)Escrow Beneficiaries shall not be liable to Parent Indemnitees for indemnification pursuant to Section 8.1(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.1(a) exceeds $50,000 (the “Basket”), in which event Escrow Beneficiaries shall be required to pay or be liable for all such Losses regardless of the Basket, subject to the other limitations set forth herein. Escrow Beneficiaries shall not be liable to Parent Indemnitees for indemnification pursuant to Section 8.1 after the aggregate amount of all Losses in respect of indemnification under Section 8.1 exceeds the value of the Escrowed Shares held in the Escrow Account (valued at the Parent Trading Price) (the “Cap”); provided that the Basket shall not apply with respect to any Losses arising from, or directly or indirectly related to, breaches of Fundamental Representations or Fraud and the Cap shall not apply with respect to any Losses arising from, or directly or indirectly related to Fraud, but in no event shall any Escrow Beneficiary who has not committed or has no actual knowledge of Fraud be liable to Parent Indemnitees for indemnification in excess of their Pro Rata Portion of the Parent Consideration Shares.
(2)Parent shall not be liable to the Creditor Indemnitees for indemnification pursuant to Section 8.2 until the aggregate amount of all Losses in respect of indemnification under Section 8.2 exceeds the Basket, in which event Parent shall be required to pay or be liable for such Losses solely in excess of the amount of the Basket, subject to the other limitations set forth herein. Parent shall not be liable to Creditor Indemnitees for indemnification pursuant to Section 8.2 after the aggregate amount of all Losses in respect of indemnification under Section 8.2 exceeds the Cap; provided that the Basket and Cap shall not apply with respect to any Losses arising from, or directly or indirectly related to, breaches of Fundamental Representations or Fraud.

(3)For the purposes of calculating Losses to which Parent Indemnitees are entitled under this Article VIII (i) such Losses shall not include any punitive or exemplary damages (except to the extent such damages are awarded to a third party or in the case of Fraud) or repayment and other obligations that arise or are expected to arise, are triggered or become due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger or any of the other transactions contemplated hereby and, except in connection with a breach of the representations and warranties in Sections 4.6(b), 4.8(g)(vii), 4.8(k), 4.12 and 4.16(a), any other obligations, liabilities or commitments, in each case, incurred in connection with the PPP Loan; (ii) Parent Indemnitees shall not be entitled to multiple recovery for the same Losses (and, for the avoidance of doubt, shall not be entitled to indemnification pursuant to this Article VIII for Losses to the extent included in Company Transaction Costs, the Closing Assumed Liabilities, or the Closing A/R and Cash in each case as finally determined pursuant to Section 3.5); (iii) such Losses shall be reduced by the amount of any proceeds that any Parent Indemnitee actually receives pursuant to the terms of any insurance policies; provided, however, such Parent Indemnitee shall promptly reimburse the Escrow Beneficiaries for any subsequent recoveries for such sources if previously indemnified hereunder so as to avoid a double recovery; and (iv) such Losses shall be reduced by the amount of any actual prior or subsequent recovery by a Parent Indemnitee from any other source with respect to such Losses; provided, however, such Parent Indemnitee shall promptly reimburse the Escrow Beneficiaries for any subsequent recoveries for such sources if previously indemnified hereunder so as to avoid a double recovery.
vi.Indemnification Payments to Parent Indemnitees
. Except in the event of Fraud, any indemnification to which Parent Indemnitees are entitled under this Article VIII as a consequence of any Losses they may suffer shall be made as a payment to Parent Indemnitees solely from the Escrow Account in accordance with the terms of the Escrow Agreement and, to the extent that the Escrow Account is depleted or otherwise insufficient to satisfy such Losses, the Escrow Beneficiaries shall have no further liability pursuant to this Article VIII. The Parent Consideration Shares shall be valued at the Parent Trading Price for purposes of satisfying the Escrow Beneficiaries’ indemnification obligations hereunder.
vii.Treatment of Indemnification Payments
. All distributions or cancellations of the Escrowed Shares made pursuant to this Article VIII shall be treated by the Parties as an adjustment to the Purchase Price to the extent permitted by applicable Law.
viii.Materiality
. Notwithstanding anything herein to the contrary, “material” and “Company Material Adverse Effect” or similar materiality type qualifications contained in the representations and warranties of the Company set forth in this Agreement shall be ignored under this Article VIII for purposes of determining the amount of any Losses (but not whether a breach of any representations and warranty has occurred).
ix.Sole Remedy
. Subject to Section 3.5(b) and the right to seek specific performance or injunctive relief pursuant to Section 9.9 and except for claims under Transaction Documents (other than this Agreement), the indemnification provided for in this Article VIII and Section 3.5 shall be the sole remedy of the Parent Indemnitees for monetary damages with respect to breaches of this Agreement or otherwise arising out of, or related to, this Agreement and the transactions contemplated hereby, and the Parent Indemnitees hereby waive, and covenant and agree not to bring, any claims for monetary damages in connection therewith other than pursuant to this Article VIII. Except in the case of Fraud (against the Person who committed or who had actual knowledge of the Fraud) and claims under Transaction Documents (other than this Agreement), in no event shall any Escrow Beneficiary have any liability respect to breaches of this Agreement or otherwise arising out of, or related to, this Agreement and the transactions contemplated hereby in excess of the aggregate Parent Consideration Shares (including the Escrowed Shares) actually received by or, in the case of Escrowed Shares, payable to such Escrow Beneficiary. Subject to the right to seek specific performance or injunctive relief pursuant to Section 9.9 and claims under Transaction Documents (other than this Agreement), the indemnification provided for in this Article VIII and Section 3.5 shall be the sole remedy of the Creditor Indemnitees for monetary damages with respect to breaches of this Agreement or otherwise arising out of, or related to, this Agreement and the transactions contemplated hereby, and the Creditor Indemnitees hereby waive, and covenant and agree not to bring, any claims for monetary damages in connection therewith other than pursuant to this Article VIII.
x.Subrogation
. With respect to any indemnification claims against the Escrow Beneficiaries under this Agreement, the Creditor shall not be entitled to exercise, nor shall any Creditors be entitled to subrogate to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation may have against any other Person with respect to any Losses, circumstances or matter to which such indemnification is directly or indirectly related; provided, however, the foregoing shall not limit any right to subrogate to any rights and remedies pursuant to the terms of any insurance policies providing coverage therefor, including the D&O “tail” insurance policy described in Section 7.1(k).
Article IX.

MISCELLANEOUS
i.Notices
. All notices, consents, waivers and deliveries under this Agreement must be in writing and will be deemed to have been duly given when: (i) delivered by hand (against receipt); (ii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested); (iii) when received by the addressee, if sent by e-mail (against receipt confirmation by the recipient, including a valid read receipt); or (iv) two (2) Business Days after being sent registered or certified mail, return receipt requested, in each case to the appropriate addresses set forth below (or to such other addresses as a Party may hereafter designate by similar notice in accordance with this Section 9.1 to the other Parties); provided that that if a Party refuses to accept delivery, such notice, consent, waiver or other communication shall be deemed to have been given on the date of such refusal of delivery:
(1)If to the Parent or the Purchaser:
Bionano Genomics, Inc.
9540 Towne Centre Drive, Suite 100 San Diego, California 92121 Attention: R. Erik Holmlin, Ph.D.

with a copy, which shall not constitute notice, to:
Cooley LLP
4401 Eastgate Mall
San Diego, California 92121
Attention: Thomas A. Coll and Rama Padmanabhan

(2)If to the Representative:
Michael S. Paul, Ph.D.

with a copy to:
Bass Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attention: Ryan D. Thomas and Michael R. Kuffner
ii.Entire Agreement; Amendment
. This Agreement (including the Company Disclosure Schedule and Exhibits hereto and the other Transaction Documents) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter hereof. This Agreement may not be amended except by a written agreement signed by Parent and the Representative. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the Party to be charged with such waiver. The failure of a Party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that Party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).
iii.No Third Party Beneficiaries
. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any other person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto; except that the Creditors and the recipients of Parent Closing Cash Payments are third party beneficiaries of their rights to receive the amounts due under Section 3.5 of this Agreement and Article VIII of this Agreement, the Company Indemnitees are intended third party beneficiaries of their rights under Section 6.5 and Bass Berry & Sims PLC is an intended third party beneficiary of Section 9.12.
iv.Assignment

. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void, except that the Parent and/or the Purchaser may assign this Agreement so long as Parent and/or the Purchaser, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
v.Severability
. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
vi.Counterparts and Signature
. This Agreement may be executed (including by electronic transmission in .PDF or .TIF format) in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
vii.Interpretation
. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “Person” means any individual, corporation, partnership, joint venture, association, trust, limited liability company, unincorporated organization or other Entity. The phrase “made available” means made available for review by the Company in the electronic data room hosted by Box set up by the Company in connection with the transactions contemplated by this Agreement at least two (2) Business Days prior to the date hereof. For purposes of this Agreement, references to the Company shall include the Company but the Company shall not be deemed to be an Affiliate or Subsidiary of the Purchaser or the Parent. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
viii.Governing Law
. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction.
ix.Remedies
. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking, and this being in addition to any other remedy to which they are entitled at law or in equity.
x.Submission to Jurisdiction
. Each of the Parties: (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that all claims in respect of such action or proceeding may be heard and determined in such court; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the Parties waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any Party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.10, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

xi.WAIVER OF JURY TRIAL
. EACH OF THE PARENT, THE PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT, THE PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
xii.Attorney-Client Privilege; Continued Representation
. The Parties hereto hereby acknowledge that Bass Berry & Sims PLC has acted as counsel to the Company and certain Company Equityholders from time to time prior to the Merger as well as with respect to the Merger. The following provisions apply to the attorney-client relationship between (a) the Company and Bass Berry & Sims PLC prior to the Closing and (b) such Company Equityholders (and any subset of them) and Bass Berry & Sims PLC following Closing. Each of the Parties hereto agrees that (i) it will not seek to disqualify Bass Berry & Sims PLC from acting and continuing to act as counsel to any of the Company Equityholders on the grounds of a conflict of interest arising from Bass Berry & Sims PLC’s prior representation of the Company or the Company Equityholders either in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the Merger; (ii) the Company Equityholders have a reasonable expectation of privacy with respect to their communications (including any e-mail communications using the Company’s e-mail system) with Bass Berry & Sims PLC prior to Closing to the extent that such communications concern the negotiation, documentation and consummation of the Merger and the transactions contemplated hereby and (iii) the Company Equityholders (and not the Parent) shall have access to all such communications. Furthermore, Purchaser and its Affiliates (including the Surviving Corporation after the Closing) shall have no right to intentionally or knowingly access any attorney work product, or attorney-client privileged material of, Bass, Berry & Sims PLC, including any communications to or by Bass, Berry & Sims PLC made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute or proceeding arising under or in connection with, this Agreement or any of the transactions contemplated hereby, which attorney work product and privileged materials shall be retained solely by the Company Equityholders after the Closing. The Parties hereto expressly acknowledge and agree that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Company Equityholders and shall not pass to or be claimed by Parent, the Surviving Corporation or any of their respective Affiliates. In the event that a dispute or investigation or audit arises after the Closing between Purchaser or the Surviving Corporation (or any of their respective Affiliates), on the one hand, and a third party, on the other hand, Purchaser or the Surviving Corporation, as applicable, shall notify the Representative if such third party seeks disclosure of confidential communications by Bass, Berry & Sims PLC that fall (or would be deemed to fall) within the privilege that the Company Equityholders have retained as described in this Section 9.12 in order to allow the Company Equityholders to timely intervene and assert privilege. Notwithstanding anything to the contrary in this Agreement, in the event that a dispute arises between the Parent, the Surviving Corporation or any of their respective Subsidiaries and a third party after the Closing, the Parent, the Surviving Corporation or any of their respective Subsidiaries may assert the attorney-client privilege to prevent disclosure of any privileged communications by Bass Berry & Sims PLC to such third party.
xiii.Disclosure Schedule

. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Article IV and the disclosure in any paragraph shall qualify (a) the corresponding paragraphs in Article IV and (b) the other paragraphs in Article IV only to the extent that it is readily apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs in Article IV without any further investigation by the Parent. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The headings contained in the Company Disclosure Schedule are included for convenience only and are not intended to limit the effect of the disclosures contained in the Company Disclosure Schedule or to expand the scope of the information required to be disclosed in the Company Disclosure Schedule.
xiv.Representative.
(1)The Creditors, including the Escrow Beneficiaries, hereby acknowledge and agree that Michael S. Paul, Ph.D. shall be constituted and appointed as exclusive agent and attorney-in-fact (the foregoing and any other party duly acting in such capacity as authorized hereunder from time to time, the “Representative”) for and on behalf of each Creditor to give and receive notices and communications, to agree to, negotiate and enter into, on behalf of the Creditors, amendments, settlements, consents and waivers under this Agreement and the Escrow Agreement, to take all actions necessary to handle and resolve claims by or against Parent for indemnification by Escrow Beneficiaries under this Agreement, to take such other actions as authorized by this Agreement or the Escrow Agreement, and to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. Such agency may be changed by a vote or written consent of the Escrow Beneficiaries representing a majority-in-interest of the outstanding principal amount of all Indebtedness held by the Escrow Beneficiaries as of immediately prior to the Effective Time (the “Majority Creditors”), from time to time upon not less than ten (10) days’ prior written notice to Parent. If at any time the Representative resigns, dies or becomes incapable of acting, the Majority Creditors shall immediately choose another person to act as the Representative under this Agreement. All acts and decisions of the Representative in connection with the settlement of any indemnification related claim shall be binding on all the Creditors. Notices or communications to or from the Representative shall constitute notice to or from each of the Creditors.
(2)This appointment and power of attorney shall be deemed as coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death, incapacity, liquidation or dissolution of any of the Creditors or the occurrence of any other event or events, and the Representative may not terminate this power of attorney with respect to any Creditor or any Creditor’s successors or assigns without the consent of Parent. A decision, act, consent or instruction of the Representative in respect of any action under this Agreement or the Escrow Agreement shall constitute a decision of all of the Creditors, whether or not there was any prior consultation with or contrary instructions from any Creditor, and shall be final, binding and conclusive upon each such Creditor, and Parent may conclusively rely upon any decision, act, consent or instruction of the Representative hereunder or under the Escrow Agreement as being the decision, act, consent or instruction of each and every such Creditor. Parent is hereby irrevocably relieved from any liability to any person (including any Creditor) for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.

(3)The Representative will incur no liability of any kind with respect to any action or omission in connection with the Representative’s services pursuant to this Agreement and the Escrow Agreement, except in the event of liability directly resulting from the Representative’s gross negligence, bad faith or willful misconduct. Each Creditor acknowledges that the Representative will be an employee of Parent following Closing. Notwithstanding any such affiliation, each Creditor hereby waives and agrees to not assert any claims related to any actual or potential conflict of interest or breach of fiduciary duty arising out of or relating to Representative’s representation, after the Closing Date, of the Creditors. The Creditors shall, severally and not jointly in proportion to the portion of the Purchase Price received by such Creditor, indemnify, defend and hold harmless the Representative and its successors and assigns from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs) (collectively, “Representative Losses”) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Representative pursuant to the terms of this Agreement, in each case as such Representative Loss is incurred; provided, however, that no Creditor shall be liable to the Representative for any amount in excess of the amount of proceeds actually received pursuant to the Agreement; provided that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Creditors the amount of such indemnified Representative Loss attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Creditors, such losses, liabilities and expenses may be recovered by the Representative, from the Escrow Account otherwise distributable (when distributable) to the Escrow Beneficiaries (and not distributed or distributable to Parent) without the requirement of any consent or approval of Parent, the Surviving Corporation or any other party (and the Representative may provide for such payment in any instruction delivered to the Escrow Agent (in the case of an amount from the Escrow Account) or by written instruction to Parent).
(4)In consideration for the services to be provided as the Representative, Representative shall be entitled to the following compensation: (i) at Closing, Representative shall be issued Parent Consideration Shares in an amount equal to $25,000, valued at the Parent Trading Price, as reflected on the Closing Payment Schedule, and (ii) after Closing until the release of all Escrowed Shares retained under the Escrow Agreement, three and thirty-three hundredths of a percent (3.33%) of all Escrowed Shares disbursed to, or for the benefit of the Escrow Beneficiaries, in accordance with the terms of the Escrow Agreement.
(5)Each of Parent, the Company and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the payment payable pursuant to Section 9.14, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign Law, with respect to the making of such payment and, to the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes of the this Agreement as having been paid to the Representative in respect of whom such deduction and withholding was made. To the extent that such amounts are not so deducted and withheld, Representative shall indemnify Parent for any Losses attributable to amounts imposed by a Governmental Entity in respect of such failure to deduct and withhold.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
BIONANO GENOMICS, INC.
By: /s/ Erik Holmlin
Name: R. Erik Holmlin, Ph.D.
Title: President and Chief Executive Officer
ALTA MERGER SUB, INC.
By: /s/ Mark Oldakowski
Name: Mark Oldakowski
Title: Director and Secretary
LINEAGEN, INC.
By:
Name: Michael S. Paul, Ph.D.
Title: President and Chief Executive Officer

MICHAEL S. PAUL, PH.D., solely in his capacity as the Representative

Signature Page to the Merger Agreement

IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
BIONANO GENOMICS, INC.
By:
Name: R. Erik Holmlin, Ph.D.
Title: President and Chief Executive Officer
ALTA MERGER SUB, INC.
By:
Name:
Title:
LINEAGEN, INC.
By: /s/ Michael S. Paul
Name: Michael S. Paul, Ph.D.
Title: President and Chief Executive Officer

MICHAEL S. PAUL, PH.D., solely in his capacity as the Representative

Signature Page to the Merger Agreement

IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
BIONANO GENOMICS, INC.
By:
Name: R. Erik Holmlin, Ph.D.
Title: President and Chief Executive Officer
ALTA MERGER SUB, INC.
By:
Name:
Title:
LINEAGEN, INC.
By:
Name: Michael S. Paul, Ph.D.
Title: President and Chief Executive Officer
/s/ Michael S. Paul
MICHAEL S. PAUL, PH.D., solely in his capacity as the Representative

Signature Page to the Merger Agreement

Exhibit A
Executed Written Consent
[See Attached]